An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

DRAFT PRELIMINARY OFFERING CIRCULAR SUBMITTED ________________, _______, SUBJECT TO COMPLETION

BRAZIL POTASH CORP.
12,500,000 Shares of Common Stock

800 – 65 Queen Street West, Toronto, ON M5H 2M5
 +1-416-309-2963
www.potassiodobrasil.com.br

Brazil Potash Corp., a corporation organized in Ontario (the Company, we, or our) is offering up to 12,500,000 (the Maximum Offering) shares (the Shares) of our Common Stock (Common Stock) to be sold in this offering (the Offering). The Shares are being offered at a purchase price of $4.00 per share on a “best efforts” basis. See “Securities Being Offered” beginning on page 36 for a discussion of certain items required by Item 14 of Part II of Form 1-A. We are selling our Shares through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the Securities Act), and we intend to sell the Shares either directly to investors or through registered broker-dealers who are paid commissions. The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (Dalmore), to provide broker-dealer services in seven specified states, including Washington, Arizona, Texas, Alabama, North Dakota, Florida and New Jersey, in connection with this Offering. This Offering will terminate on the earlier of (i) ___________, 2022, (ii) the date on which the Maximum Offering is sold, or (iii) when the Board of Directors of the Company elects to terminate the offering (in each such case, the Termination Date). We have engaged an escrow agent, TSX Trust Company, and have established an escrow account for the investor funds to be held for the benefit of investors prior to each closing. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company and such subscriptions are irrevocable. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including without limitation, project development expenses, offering expenses, working capital and general corporate purposes and other uses as more specifically set forth in the “Use of Proceeds” section of this offering circular (Offering Circular). We expect to commence the sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the Offering Statement) is qualified by the United States Securities and Exchange Commission (the SEC).

Investing in our Common Stock involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions(1)	Proceeds to the Company(2)
Per Share	$4.00	(0.12)	$3.88
Maximum Offering(3)	$50,000,000	(1,500,000)	$48,500,000

(1)
The minimum investment amount is 625 shares or $2,500. The offering is being made directly to investors by the management of the Company on a “best efforts” basis.  We reserve the right to offer the shares through broker-dealers who are registered with the Financial Industry Regulatory Authority (FINRA). The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (Dalmore), to provide broker-dealer services in seven specified states, including Washington, Arizona, Texas, Alabama, North Dakota, Florida, and New Jersey in connection with this Offering.  The Company has agreed to pay Dalmore a one-time setup fee of $55,000, as described in the Broker-Dealer Agreement between the Company and Dalmore, as well as a 3% commission on the aggregate amount raised by the Company from investors in the specified states from the sale of shares.

(2)
The net proceeds from the total maximum offering are expected to be approximatley $48,275,000, after the payment of offering costs of $1,725,000 (including legal, accounting, printing, due diligence, marketing, commissions and other costs incurred in the Offering) The amounts shown in the "Proceeds to the Company" column include a deduction of 3% for commissions payable to Dalmore on all the Shares being offered. The 3% commission will only be paid on investments in the seven states where Dalmore is engaged to provide broker-dealer services (Washington, Arizona, Texas, Alabama, North Dakota, Florida, and New Jersey), although the Company intends to offer the Shares in all states within the United States and in certain provinces of Canada (and other non-U.S. jurisdictions). The amount of total estimated proceeds to the Company in the table above does not include a deduction of $55,000 for the one-time setup fee payable to Dalmore. The amounts shown in the table are before deducting other organization and Offering costs to be borne by the Company, including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering of the Shares (See "Use of Proceeds" and "Plan of Distribution.").

(3)
The shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The shares are only issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A+. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

Sale of Shares of our Common Stock will commence on approximately _______________, __________, 2020.

The Company is following the “Offering Circular” format of disclosure under Regulation A+.

The date of this Draft Preliminary Offering Circular is _______, ________, 2020

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This offering circular is part of an offering statement that we filed with the Securities and Exchange Commission, or SEC, using a continuous offering process.  Periodically, we may provide an offering circular supplement that would add, update or change information contained in this offering circular.  Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement.  The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.  You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC.  The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the “Company,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Brazil Potash Corp.
Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates – The disclosure in this Offering Circular may use mineral resource classification terms that comply with reporting standards and securities laws in Canada, and mineral resource estimates that are made in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101), which differ from the requirements of United States securities laws.
The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended; however, these terms are not defined terms under SEC Industry Guide 7, as currently in effect and as set forth by the SEC, and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures. In addition, the terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in Industry Guide 7. Under SEC Industry Guide 7 standards, as currently in effect, a “final” or “bankable” feasibility study is required to report reserves; the three-year historical average price, to the extent possible, is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Consequently, information regarding mineralization contained in this Offering Circular is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC, as currently in effect.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The success of our mining operations will require significant capital resources;

●	The results of development;

●	Our ability to compete and succeed in a highly competitive industry;

●	Our lack of operating history on which to judge our business prospects and management;

●	Our ability to raise capital and the availability of future financing; and

●	Our ability to manage our development, expansion, growth and operating expenses.

v

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Brazil Potash Corp. (the Company, Brazil Potash, we, our, and us) was formed on October 10, 2006 under the laws of Ontario, and is headquartered in Toronto, Ontario. The Company was formed to engage in potash exploration and mining in Brazil.

Our majority stockholder is CD Capital Natural Resources BPC L.P. As of the date of this Offering Circular, CD Capital Natural Resources BPC L.P. owned 32% of our Common Stock. Accordingly, CD Capital Natural Resources BPC L.P. exerts and will continue to exert significant influence over us and any action requiring the approval of the holders of our Common Stock, including the election of directors and amendments to our organizational documents, such as increases in our authorized shares of Common Stock and approval of significant corporate transactions.

Our mailing address is Brazil Potash Corp., 800 – 65 Queen Street West, Toronto, Ontario, Canada M5H 2M5, and our telephone number is 416-309-2963. Our website address is www.potassiodobrasil.com.br. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Organizational Structure

The Company has a majority-owned subsidiary as set forth below:

Our Business

Brazil Potash is a private mineral exploration and development company with a near shovel ready potash project located in Amazonas, Brazil its base of technical operations in Belo Horizonte, Brazil and a corporate office in Toronto, Canada.  All mineral rights for the Autazes Project are registered with the ANM in Brazil and are held by Brazil Potash’s majority owned local subsidiary Potassio do Brasil Ltda (PdB).

Description of Mineral Property

The Autazes Project property is located in the eastern portion of the state of Amazonas, within the Central Amazon Basin, between the Amazon River and the Madeira River, approximately 120 km southeast of the city of Manaus, northern Brazil. The Company holds claims, with a cumulative area of approximately 1,443.10 km2 (144,309.93 ha), in the Amazon Potash Basin within which the City of Autazes is located. All mineral rights for the Autazes Project registered with the Agência Nacional de Mineração (ANM) in Brazil are held by Brazil Potash's majority owned local subsidiary Potassio do Brasil Ltda (PdB).
Substantial work has also been completed to develop and derisk the project including 59,000m of drilling, completion of a Preliminary Economic Assessment, Feasibility Study, Environmental Impact Assessment, public hearings, purchase of surface rights at the mine, processing plant and port.  The Company’s current focus is to obtain the Installation License (LI) required to start project construction. Please see “Description of Property” on page 21 for more information.
Competition

The potash industry is subject to the following competitive factors. Competition may also arise from, among other things:

• Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions and increased price competition, or a significant change in agriculture production or consumption trends, could lead to a sustained environment of reduced demand for potash, and/or low commodity prices, favoring competitors;

• Brazil Potash products will be subject to price competition from both domestic and foreign potash producers, including foreign state-owned and government-subsidized entities;

• Potash is a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service and product quality;

• Competitors and potential new entrants in the markets for potash have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities; and

• Some Potash customers require access to credit to purchase potash and a lack of available credit to customers in one or more countries could adversely affect demand for crop nutrients as there may a reluctance to replenish inventories in such conditions or may push customers to other producers.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors” beginning on page 4. These risks include, among others:

●	The success of our company will require significant capital resources for the development of the company’s mine project;

●	Our ability to compete and succeed in a highly competitive industry;

●	Our ability to raise capital and the availability of future financing;

●	Our ability to manage our development, growth and operating expenses.

Our financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have funded operations exclusively through private placement financings. Our future viability is largely dependent upon our ability to raise additional capital to finance our operations. Our management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although our management continues to pursue these plans, there is no assurance that we will be successful with this Offering or in obtaining sufficient financing on terms acceptable to us to continue to finance our operations, if at all. Additionally, as discussed in Note 1 to the financial statements, the Company has incurred losses and has accumulated deficit and working capital deficiency. These circumstances raise substantial doubt about our ability to continue as a going concern, and our financial statements do not include any adjustments that might result from the outcome of these uncertainties.

REGULATION A+

We are offering our Common Stock pursuant to rules of the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

THE OFFERING

Issuer:	Brazil Potash Corp., a corporation organized on the laws of Ontario, Canada.

Shares Offered:	A maximum of 12,500,000 Shares of our Common Stock at an offering price of $4.00 per Share.

Number of shares of Common Stock Outstanding before the Offering (1):	129,294,334 shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering (1):	141,794,334 shares of Common Stock if the Maximum Offering is sold.

Price per Share:	$4.00

Maximum Offering:	12,500,000 Shares of our Common Stock, at an offering price of $4.00 per Share for total gross proceeds of $50,000,000.

Use of Proceeds:
If we sell all of the 12,500,000 Shares being offered, our net proceeds (after estimated Offering expenses) will be approximately $48,275,000. We will use these net proceeds for project development expenses, offering expenses, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” starting on page 4.

(1)
As of the date of this Offering Circular, we have 23,343,500 common share purchase warrants (Common Share Purchase Warrants) outstanding of which 1,147,500 are exercisable at a price of US$1.00 and 22,196,000 are exercisable at a price of US$2.50. In addition, there are 8,690,500 shares of Common Stock reserved for issuance under our Equity Incentive Plan of which 2,975,000 shares of Common Stock will be issuable upon exercise of outstanding grants at $1.00 per share, 5,265,500 shares of Common Stock will be issuable upon exercise of outstanding grants at $2.50 per share and 450,000 shares of Common Stock will be issuable upon exercise of outstanding grants at $3.75 per share.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of our shares of Common Stock could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to our Business

Significant long-term changes in the agriculture space could adversely impact our business

The agricultural landscape is evolving at an increasingly fast pace as a result of factors including farm and industry consolidation, agricultural productivity and development and climate change. Farm consolidation in developed markets has been ongoing for decades and is expected to continue as grower demographics shift and advancements in innovative technology and equipment enables farmers to manage larger operations to create economies of scale in a lower-margin, more capital-intensive environment. Increased consolidation in the crop nutrient industry has resulted in greater resources dedicated to expansion, research and development opportunities, leading to increased competition in advanced product offerings and innovative technologies. Some of these competitors have greater total resources or are state-supported, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. The advancement and adoption of technology and digital innovations in agriculture and across the value chain has increased and is expected to further accelerate as grower demographics shift and pressures from consumer preference and governments evolve. The development of seeds that require less crop nutrients, development of full or partial substitutes for potash or developments in the application of crop nutrients such as improved nutrient use or efficiency through use of precision agriculture could also emerge, all of which have the potential to adversely affect the demand for potash and results of operations. The prospective impact of potential climate change on our operations and those of our customers and farmers remains uncertain. Some scientists have suggested that the impacts of climate change could include changing rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels, and that these changes could be severe. These impacts could vary by geographic location. These factors as well as other factors affecting long-term demand for our products and services (such as population growth and changes in dietary habits) could adversely impact our strategy, demand for potash and financial performance.

Shifting global dynamics may result in a prolonged agriculture downturn

Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions and increased price competition, or a significant change in agriculture production or consumption trends, could lead to a sustained environment of reduced demand for potash, and/or low commodity prices. The Potash market is subject to intense price competition from both domestic and foreign sources, including state-owned and government-subsidized entities. Potash is a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service and product quality. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade. Periods of high demand, high capacity utilization and increasing operating margins tend to result in investment in production capacity, which may cause supply to exceed demand and capacity utilization and realized selling prices for potash to decline, resulting in possible reduced profit margins. Competitors and potential new entrants in the markets for potash have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities. The extent to which current global or local economic and financial conditions, changes in such conditions or other factors may cause delays or cancellation of some of these ongoing or planned projects, or result in the acceleration of existing or new projects, is uncertain. Future growth in demand for our products may not be sufficient to absorb excess industry capacity. We are impacted by global market and economic conditions that could adversely affect demand for crop nutrients or increase prices for, or decrease availability of, raw materials and energy necessary to produce potash. This includes rising incomes in developing countries, the relative value of the US dollar and its impact on the importation of fertilizers, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets and other regulatory policies of foreign governments, trade wars and measures taken by governments which may be deemed protectionist, as well as the laws and policies affecting foreign trade and investment. Furthermore, some customers require access to credit to purchase potash and a lack of available credit to customers in one or more countries, due to this deterioration, could adversely affect demand for crop nutrients as there may a reluctance to replenish inventories in such conditions.

Foreign Operations in Brazil

The mineral properties of Brazil Potash are located in Brazil. As a result, the operations of the company are exposed to various levels of political, economic and other risks and uncertainties associated with operating in a foreign jurisdiction.  These risks and uncertainties include, but are not limited to, currency exchange rates; corruption; price controls; import or export controls; currency remittance; high rates of inflation; labour unrest; renegotiation or nullification of existing permits, applications and contracts; tax disputes; changes in tax policies; restrictions on foreign exchange; changing political conditions; community relations; currency controls; and governmental regulations that may require the awarding of contracts of local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Changes, if any, in mining or investment policies or shifts in political attitudes in Brazil or other countries in which Brazil Potash may conduct business, may adversely affect the operations of the company. Brazil Potash may become subject to local political unrest or poor community relations that could have a debilitating impact on operations and, at its extreme, could result in damage and injury to personnel and site infrastructure.

Failure to comply with applicable laws and regulations may result in enforcement actions and include corrective measures requiring capital expenditures, installing of additional equipment or remedial actions.  Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Risks Related to Mining

Currency Rate Risk

The Company may be subject to currency risks. Brazil Potash’s reporting currency is the dollar of the United States of America, which is exposed to fluctuations against other currencies. Brazil Potash’s primary operations are located in Brazil where expenditures and obligations are incurred in Brazilian Real. As such, Brazil Potash results of operations are subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of Brazil Potash.  Brazil Potash has not undertaken to mitigate transactional volatility in the United States dollar to the Brazilian Real at this time. Brazil Potash may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

Government Regulation

The Company’s exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company’s licences and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that Brazil Potash requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that Brazil Potash has obtained, could have a material adverse impact on the Company. Brazil Potash may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties and will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that Brazil Potash will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain of the Company’s permits and licenses on properties, which may have a material adverse effect on Brazil Potash. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on the Company.

Global Financial Conditions

Recent global financial conditions have been characterized by increased volatility and access to public financing, particularly for junior mineral exploration companies, has been negatively impacted. These conditions, which include potential disruptions may affect Brazil Potash’s ability to obtain equity or debt financing in the future on terms favorable to the Company or at all. If such conditions continue, Brazil Potash’s operations could be negatively impacted.

Commodity Markets

The price of Brazil Potash’s securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of minerals, in particular, the price of potash.  Mineral prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as the sale or purchase of minerals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of potash, the market price of Brazil Potash securities may decline and the Company’s operations may be materially and adversely affected.

Market Fluctuation and Commercial Quantities

The market for minerals is influenced by many factors beyond the Company’s control, including without limitation the supply and demand for minerals, the sale or purchase of minerals and fertilizer by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the minerals and fertilizer industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of minerals (such as potash) are discovered, a market will exist for their profitable sale. Commercial viability of mineral deposits may be affected by other factors that are beyond the control of Brazil Potash, including the particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in Brazil Potash not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Estimates of Mineral Resource Risks

Mineral resource estimates will be based upon estimates made by Brazil Potash personnel and independent geologists and qualified persons. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral reserves, which may impact the viability of the Company’s project and have a material impact on Brazil Potash.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, commodity prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by Brazil Potash. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production. To the extent that Brazil Potash is unable to mine and produce as expected and estimated, the Company’s business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of Brazil Potash properties will be realized, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only, and investors are cautioned that Brazil Potash may ultimately never realize production on any of its properties.

Insurance and Uninsured Risks

The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Company’s properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although Brazil Potash may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. Brazil Potash may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to Brazil Potash or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which Brazil Potash may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Brazil Potash to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Health, Safety and Community Relations

The Company’s operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, Brazil Potash’s operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company’s mineral properties, but there can be no guarantee that these expenditures will ensure Brazil Potash’s compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on Brazil Potash.

Environmental Regulations and Risks

The Company’s activities are subject to extensive federal, state, and local laws and regulations governing environmental protection and employee health and safety. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are more stringent. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations.  Furthermore, any failure to comply fully with all applicable laws and regulations could have significant adverse effects on the Company, including the suspension or cessation of operations.

The current and future operations of the Company, including development and mining activities, are subject to extensive federal, state and local laws and regulations governing environmental protection, including regarding protection and remediation of mining sites and other matters. Activities at the Company’s properties may give rise to environmental damage and create liability for the Company for any such damage or any violation of applicable environmental laws. To the extent the Company is subject to environmental liabilities, the payment of such liabilities or the costs that the Company may incur to remedy environmental pollution would reduce otherwise available funds and could have a material adverse effect on the Company. If Brazil Potash is unable to fully remedy an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on the Company’s mining project. Brazil Potash intends to minimize risks by taking steps to ensure compliance with environmental, health and safety laws and regulations and operating to applicable environmental standards.

Many of the local, state and federal environmental laws and regulations require the Company to obtain licences for its activities. The Company must update and review its licences from time to time and is subject to environmental impact analyses and public review processes prior to approval of new activities. Brazil Potash can make no assurance that it will be able to maintain or obtain all of the required environmental and social licences on a timely basis, if at all.

In addition, it is possible that future changes in applicable laws, regulations and authorizations or changes in enforcement or regulatory interpretation could have a significant impact on the Company’s activities. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond the Company’s or its subsidiaries’ financial capabilities.

Competitive Industry Environment

The mining industry is highly competitive in all of its phases, both domestically and internationally. Brazil Potash’s ability to acquire properties and develop mineral resources and reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than Brazil Potash Corp. The Company may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect the Company’s ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development, exploration or construction costs, result in project delays and generally and adversely affect Brazil Potash and its business and prospects.

Acquisitions and Integration

From time to time, it can be expected that Brazil Potash will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that Brazil Potash may choose to complete may be of a significant size, will require significant attention by the Company’s management, may change the scale of the Company’s business and operations, and may expose Brazil Potash to new geographic, political, operating, financial and geological risks. The Company’s success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of Brazil Potash. Any acquisitions would be accompanied by risks. There can be no assurance that Brazil Potash would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that Brazil Potash would be able to successfully integrate the acquired business into the Company’s pre-existing business or that any such acquisition would not have a material and adverse effect on Brazil Potash.

Dilution

With the net proceeds from this Offering, Brazil Potash believes that it is adequately financed to carry out its exploration and development plans in the near term and to get to a construction decision. However, financing the development of a mining operation through to production will be expensive and Brazil Potash would require additional capital to fund development and exploration programs and potential acquisitions. The Company cannot predict the size of future issuances of common shares or the issuance of debt instruments or other securities convertible into common shares in connection with any such financing. Likewise, Brazil Potash cannot predict the effect, if any, that future issuances and sales of Brazil Potash securities will have on the market price of the common shares. If Brazil Potash raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of substantial numbers of common shares, or the availability of such common shares for sale, could adversely affect prevailing market prices for Brazil Potash securities and a securityholder’s interest in Brazil Potash.

Climate Change and Climate Change Regulations

Climate change could have an adverse impact on the Company’s operations. The potential physical impacts of climate change on the operations of Brazil Potash are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on the Company’s project and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of Brazil Potash. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on Brazil Potash, its venture partners and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact the Company’s ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, Brazil Potash cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by Brazil Potash or other companies in the natural resources industry could harm the reputation of Brazil Potash.

Risk of Litigation

The Company may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If Brazil Potash is unable to resolve these disputes favorably, it may have a material adverse impact on the ability of Brazil Potash to carry out its business plan.

Reliance on Key Personnel

The Company’s development will depend on the efforts of key management and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company’s business. Further, with respect to the future development of the Company’s projects, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside the Company’s control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect Brazil Potash’s ability to employ the specific personnel required. Due to the relatively small size of Brazil Potash, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company’s business, results of future operations and financial condition. Moreover, Brazil Potash does not intend to take out ‘key person’ insurance in respect of any directors, officers or other employees.

Influence of Third Party Stakeholders

Some of the lands in which Brazil Potash holds an interest, or the exploration equipment and roads or other means of access which the Company intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, the Company’s work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for Brazil Potash.

Conflicts of Interest

Certain of the directors and officers of Brazil Potash also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving Brazil Potash must be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of Brazil Potash and its shareholders.

Liquidity Risk

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. The Company’s objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As Brazil Potash does not currently have revenue and is not expected to have revenue in the foreseeable future, Brazil Potash will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable and it is not currently known precisely when Brazil Potash will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and the Company’s inability to finance future development and acquisitions would have a material and adverse effect on Brazil Potash and its business and prospects.

Risks Related to Our Company

We have no operating history on which to judge our business prospects and management.

The Company was incorporated on October 10, 2006 and has no history of mining operations. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of project development. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, such as the contemplated Offering, our ability to develop and market new products, control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks.

Our financial situation creates doubt whether we will continue as a going concern.

Since inception, the Company has not generated revenues, has incurred losses and has an accumulated deficit of $71,268,578 as of June 30, 2019. Further, we expect to incur a net loss for the fiscal period ending December 31, 2019 and in the foreseeable future, primarily as a result of increased operating expenses related to the expected exploration. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We will need but may be unable to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon our majority stockholder to finance our operations to date, and in the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that our majority stockholder will continue to finance our operations or that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. If we do not obtain additional financing, our business will never commence, in which case you would likely lose the entirety of your investment in us.

Upon qualification of this Form 1-A, we will incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

Upon qualification of this Form 1-A, particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management and other personnel would need to devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As our Company matures we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

Potential Opposition to the Autazes Potash Project

The Company received its Preliminary Social and Environmental License (LP) for the Autazes potash project in Brazil from the Amazonas Environmental Protection Institute (IPAAM) in July 2015 based on submission of a full Environmental & Social Impact Assessment completed by the Company in January 2015.  The Brazil Federal Public Ministry (MPF) opened a civil investigation on Brazil Potash’s LP based on a motion from a non-governmental organization.  The MPF commenced legal proceedings questioning the validity of the Company’s LP.  The result of the legal proceedings brought by the MPF is that the Company voluntarily agreed to temporarily suspend its LP and conduct additional indigenous consultations with local communities.

Opposition by any indigenous, governmental or non-governmental organization to the Company’s operations may require modification of, or preclude the development or operation of, the Autazes potash project or other projects and future mines or may require the Company to spend significant amounts of time and resources in litigation or enter into agreements with such indigenous groups or local governments with respect to our projects and mines and securing necessary licenses and permits, in some cases, causing increased cost and considerable delays to the advancement of our projects.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian requirements. These requirements are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated, and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Readers of this Offering Statement are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves recognized under the SEC’s Industry Guide 7 reporting requirements.

Risks Related to Our Financial Position and Need for Capital

Even if this Offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We estimate that the proceeds from this Offering will be up to $50,000,000, assuming an offering price of $4.00 per share and the maximum sale of 12,500,000 shares of common stock, before deducting offering expenses payable by us. We expect that if the maximum sale of shares is achieved, the net proceeds from this Offering will be sufficient to fund our current operations for at least the next twelve months. However, (a) we may not achieve the maximum sale of 12,500,000 shares, and/or (b) our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Investors in this offering will incur immediate dilution from the offering price.

Because the price per share of the Company being offered is higher than the book value per share of the Company, you will suffer immediate dilution in the net tangible book value of the Company you purchase in this offering. Assuming an offering price of $4.00 per share and all 12,500,000 Shares are sold for gross proceeds of $50,000,000, investors purchasing Common Stock in this Offering will contribute up to 20% of the total amount invested by stockholders since inception but will only own 9% of the shares of Common Stock outstanding. See “Dilution” on page [] for a more detailed description of the dilution to new investors in the Offering.

No minimum capitalization.

We do not have a minimum capitalization and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. We do not have any track record for self-underwritten Regulation A+ offerings and there can be no assurance we will sell the Maximum Offering or any other amount. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Risks Related to Our Common Stock

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over our Company after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this Offering, and disregarding any shares of Common Stock that they purchase in this Offering, if any, the existing holdings of our executive officers, directors, major stockholder, will represent beneficial ownership, in the aggregate, of approximately 64% of our outstanding Common Stock, assuming we issue the number of shares of Common Stock as set forth on the cover page of this Offering Circular. Please see “Security Ownership of Management and Certain Security Holders” on page 34 for more information. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. These stockholders acquired their shares of Common Stock for substantially less than the price of the shares of Common Stock being acquired in this Offering, and these stockholders may have interests, with respect to their Common Stock, that are different from those of investors in this Offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our Common Stock. In addition, this concentration of ownership might adversely affect the market price of our Common Stock by:

●	delaying, deferring or preventing a change of control of the Company;

●	impeding a merger, consolidation, takeover or other business combination involving the Company; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

Conflicts of Interest

The Company may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. All of the directors of the Company are also directors and/or officers of other companies. In addition, the Company’s executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause our Common Stock price to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing research and development expenses, offering expenses, working capital and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

There is no existing market for our Common Stock, and you cannot be certain that an active trading market or a specific share price will be established.

Prior to this Offering, there has been no public market for shares of our Common Stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. The Offering price for the shares of our Common Stock has been arbitrarily determined by the Company and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Stock may decline below the Offering price, and our stock price is likely to be volatile.

We will use our best efforts to list our Common Stock for trading on a securities exchange however it is uncertain when our Common Stock will be listed on an exchange for trading, if ever.

There is currently no public market for our Common Stock and there can be no assurance that one will ever develop. Our Board of Directors may take actions necessary to list our Common Stock on a national securities exchange, such as the New York Stock Exchange, the Toronto Stock Exchange or the London Stock Exchange, if we raise a minimum of $150 million in the discretion of the Board of Directors. As a result, our Common Stock sold in this Offering may not be listed on a securities exchange for an extended period of time, if at all. If our Common Stock is not listed on an exchange it may be difficult to sell or trade in our Common Stock shares.

If our stock price fluctuates after the Offering, you could lose a significant part of your investment.

The market price of our Common Stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this Offering Circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Limitations of director liability and indemnification of directors, officers and employees.

Our Certificate of Incorporation, as amended and by-laws limits the liability of directors to the maximum extent permitted by Ontario law. Ontario law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided under Ontario Corporation Law; or

●	transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our corporate bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. We have entered into, and are authorized to enter into, indemnification agreements with our current and future officers and directors. The limitation of liability in our Certificate of Incorporation, bylaws and the indemnification agreements we have entered into with our officers and directors may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because mineral and mining companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividend on our Common Stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in shares of our Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which you purchased them.

We may terminate this Offering at any time during the Offering Period.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Stock shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Stock shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

EACH PURCHASER SHOULD SEEK, AND MUST DEPEND UPON, THE ADVICE OF HIS OR HER TAX ADVISOR WITH RESPECT TO THEIR INVESTMENT IN THE COMMON SHARES, AND EACH PURCHASER IS RESPONSIBLE FOR THE FEES OF SUCH ADVISOR. NOTHING IN THIS OFFERING STATEMENT IS OR SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE TO A PURCHASER. PURCHASERS SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY THE COMPANY AND THAT CHANGES TO THE INTERNAL REVENUE CODE OR THE REGULATIONS OR RULINGS THEREUNDER OR COURT DECISIONS AFTER THE DATE OF THIS OFFERING STATEMENT MAY CHANGE THE ANTICIPATED TAX TREATMENT TO A PURCHASER.  THE COMPANY WILL NOT OBTAIN ANY RULING FROM THE INTERNAL REVENUE SERVICE WITH REGARD TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMMON SHARES.

THE PURCHASE OF COMMON SHARES MAY RESULT IN ADVERSE TAX CONSEQUENCES TO PURCHASERS, INCLUDING WITHHOLDING TAXES, INCOME TAXES AND TAX REPORTING REQUIREMENTS.  EACH PURCHASER SHOULD CONSULT WITH AND MUST RELY UPON THE ADVICE OF ITS OWN PROFESSIONAL TAX ADVISORS WITH RESPECT TO THE UNITED STATES AND NON-U.S. TAX TREATMENT OF AN INVESTMENT IN THE COMMON SHARES.

DILUTION

The following table summarizes the differences between the total consideration and the weighted-average price per share of our Common Stock paid by, on the one hand, officers, directors, and affiliates of the Company who have acquired the Common Stock prior to the date of this Offering Statement and, on the other hand, investors participating in this Offering, before deducting estimated offering expenses, assuming that the maximum gross cash proceeds from the offering of $50 million are raised and that the number of Common Shares presented on the cover of the Offering Statement are sold.   As at date of this Offering Circular, an aggregate of 129,294,334 shares of our Common Stock are issued and outstanding, and an aggregate of 23,343,500 Common Share Purchase Warrants are issued and outstanding. In addition, there are 8,690,500 shares of our Common Stock reserved for issuance under our Equity Incentive Plan of which 2,975,000 shares of Common Stock will be issuable upon exercise of outstanding awards at $1.00 per share, 5,265,500 shares of Common Stock will be issuable upon exercise of outstanding awards at $2.50 per share and 450,000 shares of Common Stock will be issuable upon exercise of outstanding awards at $3.75 per share. Future awards could be issued at per share prices above or below the Offering Price.

The table below does not include any exercise of outstanding warrants or awards under the Equity Incentive Plan.

	Shares Purchased		Total Consideration			Weighted-Average Price per Share
	Number	Percentage	Amount		Percentage
Assuming 100% of Shares Sold:
Existing stockholders before this offering	129,294,334	91%	$196,521,217		80%	$1.52
New Investors in this offering	12,500,000	9%	$50,000,000	(1)	20%	$4.00
Total	141,794,334	100%	$246,521,217		100%	$1.73

(1)	Assumes the sale of 12,500,000 shares of Common Stock at $4.00 per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

The shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings, by the management of the Company on a “best-efforts” basis directly to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment. There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we are entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, research and development expenses, offering expenses (which include legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering of the Shares), commissions, working capital, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” starting on page 17.

Our Offering will expire on the first to occur of (a) the sale of all 12,500,000 shares of Common Stock offered hereby, (b) [______], 2022 or (c) when our Board elects to terminate the Offering.

There is no arrangement to address the possible effect of the offering on the price of our Common Stock.

We reserve the right to offer the shares through broker-dealers who are registered with FINRA.  The Company has engaged Dalmore Group, LLC ("Dalmore"), a New York limited liability company and broker-dealer registered with the SEC and a member of FINRA, to provide broker-dealer services in seven specified states, including Washington, Arizona, Texas, Alabama, North Dakota, Florida, and New Jersey, in connection with this Offering.  Dalmore's services include the review of investor information, including Know Your Customer data, Anti-Money Laundering and other compliance checks, and the review of subscription agreements and investor information.  As compensation for these services, the Company has agreed to pay Dalmore a one-time setup fee in the amount of $55,000, plus a 3% commission on the aggregate amount raised by the Company in this Offering in the specified states, as described in the Broker-Dealer Agreement between the Company and Dalmore.

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers or directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers or directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

USE OF PROCEEDS

The maximum gross proceeds from the sale of our Common Stock is $50,000,000. The net proceeds from the total maximum offering are expected to be approximately $48,275,000, after the payment of offering costs including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering of the Shares. Our estimated offering costs of $1,725,000 include a deduction of 3% of the total gross proceeds for commissions payable to Dalmore on all the Shares being offered. We note that this is a conservative estimate, as the 3% commission will only be paid on investments in the seven states where Dalmore is engaged to provide broker-dealer services (Washington, Arizona, Texas, Alabama, North Dakota, Florida, and New Jersey), although the Company intends to offer Shares in all states within the United States and in certain provinces of Canada (and other non-U.S. jurisdictions). The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. We expect from time to time to evaluate the acquisition of businesses, for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of the Shares of Common Stock assuming the sale of, respectively, 100%, 75%, 50% and 25% of Shares of the Common Stock offered for sale in this Offering.

Percentage of Offering Sold

	100%	75%	50%	25%
Obtain Construction License (LI)	$8,000,000	$8,000,000	$8,000,000	$4,568,750
Environmental & Social License (LP) compliance	5,000,000	5,000,000	5,000,000	3,000,000
Engineering for Other Applications & Permits	4,000,000	4,000,000	4,000,000	0
Optimize Feasibility Study	3,000,000	3,000,000	1,637,500	0
Land Acquisition & Maintaining Mineral Rights	6,000,000	2,500,000	2,500,000	2,500,000
Conduct Basic Engineering	9,275,000	3,706,250	0	0
Essential Testwork Prior to Starting EPCM Phase	6,000,000	6,000,000	0	0
General and administrative	7,000,000	4,000,000	3,000,000	2,000,000
TOTAL	$48,275,000	$36,206,250	$24,137,500	$12,068,750

See “Risk Factors” starting on page 4.

The Company intends to use a portion of the proceeds raised in this Offering, to fund the compensation payable to its Chief Executive Officer and Chief Financial Officer, as described under “Executive Compensation” below. The Company does not currently pay its directors cash compensation and does not expect to compensate them with the proceeds of the Offering.

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

Although our business does not presently generate any cash, we believe that if we raise the Maximum Amount in this Offering, that we will have sufficient capital to finance our operations for at least the next 24 months. However, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during or after such 24-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and United States government securities. We may also use a portion of the net proceeds for the repayment of debt, litigation expenses, investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

OUR BUSINESS

Business Objectives and Operations

Brazil Potash is a private mineral exploration and development company with its base of technical operations in Belo Horizonte, Brazil and its principal place of business and corporate offices in Toronto, Canada.

Brazil Potash is focused on the extraction and processing of potash ore from underground mine and distributing the processed potash in Brazil. Brazil Potash’s land holdings are located in the Amazon Potash Basin within the City of Autazes. Brazil Potash currently owns, through its majority owned local subsidiary Potassio do Brasil (PdB), a 100% interest in properties encompassing approximately 26,277 km2 located in Autazes, including Autazes Project properties. All mineral rights for the Autazes Project are registered with the Agência Nacional de Mineração (ANM)  in Brazil and are held by PdB.
See “Description of Property” in this Offering Circular for additional information.
Three-Year History

2017 – Brazil Potash raised a total of US$13.25 million from private placement financings and an additional US$540,000 from stock options exercises.   Following the completion of the bankable feasible study report and the company securing its previous license for the Autazes Project, Brazil Potash commenced work on satisfying the necessary conditions to secure its construction license, such as environmental and social studies and conditions.

2018 – Brazil Potash raised a total of US$4.75 million from stock option exercises.  Brazil Potash also commenced indigenous consultations with indigenous communities close to the Autazes Project, and continued environmental and social studies to request installation license.  The Company also engaged in discussions with various groups to secure project debt financing for the Autazes Project.

2019 – Brazil Potash raised US$2.25 million from private placement financings and US$1.5 million from option exercises.  Brazil Potash continued work to complete the construction licence conditions for the Autazes Project and began formal negotiations of documentation for debt project financing.  Brazil Potash also completed work on a Chinese feasibility study to help secure debt financing in China, and completed the basic engineering for transmission line.

Competitive Conditions

The potash industry is subject to the following competitive factors. Competition may also arise from, among other things:
• Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions and increased price competition, or a significant change in agriculture production or consumption trends, could lead to a sustained environment of reduced demand for potash, and/or low commodity prices, favoring competitors;
• Brazil Potash products will be subject to price competition from both domestic and foreign potash producers, including state-owned and government-subsidized entities;
• Potash is a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service and product quality;
• Competitors and potential new entrants in the markets for potash have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities; and
• Some Potash customers require access to credit to purchase potash and a lack of available credit to customers in one or more countries, due to this deterioration, could adversely affect demand for crop nutrients as there may a reluctance to replenish inventories in such conditions or may push customers to other producers.

Employees

As of the date of this Offering Circular, Brazil Potash has nine (9) full-time employees.  Members of the Company’s management team, based in Canada, are consultants to the Company.

Litigation

The Company received its Preliminary Social and Environmental License (LP) for the Autazes potash project in Brazil from the Amazonas Environmental Protection Institute (IPAAM) in July 2015 based on submission of a full Environmental & Social Impact Assessment completed by the Company in January 2015. The Brazil Federal Public Ministry (MPF) opened a civil investigation on Brazil Potash’s LP based on a motion from a non-governmental organization. The MPF commenced legal proceedings questioning the validity of the Company’s LP. The result of the legal proceedings brought by the MPF is that the Company voluntarily agreed to temporarily suspend its LP and conduct additional indigenous consultations with local communities.

On June 28, 2018, a Judicial hearing was conducted in the 7th Court of Environmental and Agricultural Affairs of Judiciary Section of the State of Amazon, regarding the Article 55 of Law 9.605/98 environmental offense of PbB, a subsidiary of the Company. During the hearing, PbB accepted the plea bargain penalty consisting of a monetary payment amounting to BRL45,000.00 (approximately $10,000). The penalty has been fully paid.

Competitive Conditions

The mining business is competitive in all phases of exploration, development and production. Brazil Potash competes with a number of other exploration and mining companies in the search for, and acquisition of, mineral properties or the raising of capital, many of whom have greater financial resources. As a result of this competition, Brazil Potash may be unable to acquire attractive mineral properties in the future on terms it considers acceptable or raise additional capital. Brazil Potash also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to Brazil Potash.

The ability of Brazil Potash to acquire properties or raising additional capital largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development. Brazil Potash may compete with other exploration and mining companies for the procurement of equipment and for the availability of skilled labor. Factors beyond the control of Brazil Potash may affect the marketability of minerals mined or discovered by Brazil Potash.

See “Risk Factors” in this Offering Circular.

Industry and economic factors that may affect our business

Brazil Potash anticipates having to rely on financings through the issuances of Common Stock in order to continue to fund activities. There are significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development. Certain uncertainties relating to the global economy, political uncertainties and increasing geopolitical risk, increased volatility in the prices of potash and other minerals, as well as increasing volatility in the foreign currency exchange markets may also impact the Company’s business and our ability to raise new capital, and accordingly, may impact our ability to remain a going concern.

Brazil Potash’s operations are also exposed to various levels of regulatory, economic, political and other risks and uncertainties which may impact the Company’s business and our ability to raise new capital. There can be no assurance that Brazil Potash will be able to comply with any a changing regulatory, economic or political environment. See “Risk Factors” in this Offering Circular.

Environmental Regulation

Brazil Potash’s exploration and development activities, as well as any current or future operations, are subject to environmental laws and regulations in the jurisdictions in which it operates. See “Risk Factors”. Brazil Potash maintains, and anticipates continuing to maintain, a policy of operating its business in compliance with all environmental laws and regulations.

Significant Acquisition or Dispositions

No significant acquisitions and dispositions have been completed by the Company since the commencement of its financial year ended December 31, 2016.

DESCRIPTION OF PROPERTY

 The Brazil Project

Unless stated otherwise, the information in this section is summarized, compiled or extracted from the Technical Report. The Technical Report was prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects. Brazil Potash engaged ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH (ERCOSPLAN) to complete the Mineral Resource Estimates and independent international engineering and construction firm Worley (formally WorleyParsons) to prepare the mine plan in compliance with National Instrument 43-101. To date, 41 exploration drill holes have been completed in the Autazes Project area. The results from these drill holes form the basis of the Nl 43-101 compliant Feasibility Study. The disclosure in this Offering Circular is derived from the Technical Report (dated April 22, 2016) has been prepared with the consent of Worley, whose representatives are qualified persons within the meaning of NI 43-101 for the section below entitled Worley Report, and the consent of ERCOSPLAN, whose representatives are qualified persons within the meaning of NI 43-101 for the section below entitled ERCOSPLAN Report.
1. Worley Report

Location
The Autazes Project property is located in the eastern portion of the state of Amazonas, within the Central Amazon Basin, between the Amazon River and the Madeira River, approximately 120 km southeast of the city of Manaus, northern Brazil.
This shows the location of the Project site:

The Project permit area includes the mine (surface area), processing plant, tailings piles and port locations, encompassing an area of approximately 350 ha. The mine, processing plant and tailings piles areas are located approximately 20 km northeast of the Autazes City centre in a rural area, close to the Village of Lago Soares. The port is located 8 km south of the processing plant site, in the Urucurituba Village on the banks of the Madeira River.  The coordinates for each location are as follows:
Location	Longitude	Latitude
Mine	58° 58’ 19” W	3° 29’ 38” S
Processing Plant – Product Loading Point	58º 58’ 19” W	3° 30’ 05” S
Port – Product Loading Point	58° 55’ 17” W	3° 32’ 43” S

The mineralized zone in Autazes is a polygonal shape, approximately 13 km long by 10 km wide.

Access
The Project site can be accessed from the city of Manaus (approximately 120 km NW) by crossing the Amazon River by boat or ferry in the stretch between the port of Ceasa in Manaus and the Port of Careiro da Várzea on the right bank of the river and then travelling via highways BR-319 (42 km) and AM-254 (94 km) to the Madeirinha River, which is also crossed by boat or ferry in order to reach the City of Autazes.
There is a paved road providing year-round access from the major city of Manaus to the City of Autazes, which is located approximately 30 km from the mine and processing plant site.
Present Condition
The primary means of transportation to deliver materials for construction of the Project and delivery of potash to customers is using Brazil’s extensive river system. The mine site is located 8 km from the Urucurituba Village, which is located on the Madeira River and provides year-round access to both the ocean and main farming regions of Brazil. The Amazon River, located approximately 60 km from Urucurituba Village, is deep enough to allow Panamax sized vessels to traverse for a large portion of the year. Brazil Potash’s product will be transported to the market using barge convoys.
A processing plant, with name plate capacity of 2.44 Mtpy KCl product, has been designed for the Autazes Project based on processing 8.5 Mtpy of ROM ore with a head grade of 30% KCl to achieve a metallurgical recovery of 90.8% and 95% KCl product grade. The processing plant will contain two identical stand-alone trains. Each train is fed ROM ore at a rate of 558 t/h through one double stage four roll crusher for primary crushing and then through two-cage mill secondary crushers, which crush the ore to less than 4 mm. Crushed ore is conveyed to the hot leach circuit, which utilizes two stages of hot leach tanks connected in series. Potassium and sodium chloride dissolve from the ROM ore into 90°C leaching brine. Discharge from each leach stage is classified in a bank of cyclones. Primary cyclone overflow is clarified and then pumped to the crystallizer circuit. Discharge from the secondary cyclones is filtered and forwarded to the tailings management area.  A portion of the tailings is sent underground as backfill with the objective to reduce the tailings stockpile size and as a side benefit, minimize underground subsidence.  The remaining tailings are deposited in open piles and converted to brine by natural dissolution caused by high precipitation.  The brine is collected in the storage ponds and later injected into an aquifer using brine injection wells, to depths between 310 m to 400 m to maintain water balance.
The clarified hot brine received from the hot leach circuit is cooled down in a seven-stage crystallizer circuit to approximately 45°C, causing the KCl to crystallize as a solid salt. The KCl is recovered from the cooled brine using cyclones and centrifuges. The brine (mother liquor) is heated and then sent back to the hot leach circuit as leaching brine. Centrifuge cake is fed to a rotary dryer, dried and then conveyed to a compaction circuit consisting of four compactors, flake breakers, primary sizing screens, primary crushers, secondary screens and secondary crushers. Screened product is annealed or “glazed” in a fluid bed dryer/cooler. Annealed product is screened and then stored before dispatch to port via transport truck. Pertinent ancillary facilities have been included to provide reagent makeup, plant and instrument air, steam production and cooling water.  The processing plant is equipped with a central control room containing operator and engineering workstations to optimize operation of the plant.
Site power will be provided by a new 230 kV power line that is approximately 165 km long and connected to the national grid near Manaus. Natural gas is also available in Manaus, but additional supply needs to be brought into production by the state supplier, Petrobras, to bring sufficient gas to the Project site. For electrical power supply, basic engineering has started and negotiations with the Brazilian Government have been initiated to complete the necessary studies required to start construction of the transmission line. A binding agreement for construction of the power line will be signed upon securing the bulk of the projects construction financing.
The estimated capital costs for the project as included in the N1 43-101 compliant Feasibility Study Technical Report (dated April 22, 2016) are broken out in the table below.
Area	Sub-Area	Total Costs (millions USD)
Mining	Underground Mine	$255.5
	Shafts	$390.5
Pross Plant and Equipment	Site – General	$72.1
	Processing Plant	$454.9
	Tailing Management	$68.4
	Utilities	$54.6
	Ancillary Services	$29.6
	Off-Site Facilities	$153.9
Direct Costs		$1,479.7
Indirect Costs		$152.2
Owners Costs		$129.8
Contingency		$178.4
TOTAL PROJECT COSTS (pre-tax)		$1,940.0
Taxes, Duties, Fees		$230.8
TOTAL PROJECT COSTS (after-tax)		$2,170.8
Escalation		$144.8
TOTAL COSTS (including escalation)		$2,315.6

2. ERCOSPLAN Report

Description of Economic Resources of the Property
The mining method proposed for the Autazes Potash Project is conventional room and pillar (long pillars 1500 m) mining with two vertical shafts. One shaft is used to hoist ore and for manpower access and the other is primarily for ventilation. Extraction of the potash ore will be done using continuous miners feeding a conveyor system to the skips at the hoist shaft. This is the most common method of potash extraction with an established and well-developed technology for ore extraction, hauling and hoisting to the surface.
The backfill system is planned for implementation, using the tailings material. The backfill plan developed for this study needs to be updated at the EPCM phase to reflect the most recent mine plan.
Mineral Resources and Reserves
The Autazes Potash Project has measured resources of 151 million tonnes at an average grade of 31.2% of KCl, indicated resources of 284 million tonnes at an average grade of 30.9 % of KCl. Total proven economically recoverable reserves are 87.4 million tonnes at an average grade of 28.7% of KCl including dilution. Probable economically recoverable reserves are 160.7 million tonnes at an average grade of 27.9% of KCl. The calculated life of mine for the project is 34 years, which includes the ramp-up period for the processing plant. Approximately 20 of those years achieve a nominal ore feed capacity of 8.5 Mtpy. The cut-off grade (COG) was set at a grade of 10% of KCl. The minimum mining height is 1.5 m for the production panel rooms and 3.5 m for the mains development and panel development.

Metallurgical test work was conducted by ERCOSPLAN in June 2015 at their testing facility in Erfurt Germany.  The Company provided four separate drill cores to ERCOSPLAN, who crushed the drill cores to less than 4mm.  Hot leach tests were conducted on the crushed samples, using brine saturated with sodium and potassium chloride that was heated to 90 degrees Celsius for a period of 30 minutes.  The hot solution was then decanted from the leaching residue and clarified by adding flocculent.  The hot solution was allowed to cool and the KCI crystallized out.  After the crystallized potash was removed, the remaining solution (mother liquor) was used for the subsequent hot leach test.  A total of four hot leach and crystallization cycles were conducted.  Samples were taken during the hot leach tests and all relevant process parameters were monitored.  Leach extractions exceeding 95% recovery were obtained to produce a product containing 95% KCI.  Filtration test work on the hot leach residue was conducted by BHS Sonthofen during the fall of 2015 at the Saskatchewan Research Council to verify that the residue is amenable to vacuum filtration.  The residue showed good filtration performance with a recommended filtration rate of 5.2 tonnes/m2/h.
3. Ownership of Title and Mining Rights
The Company holds claims, with a cumulative area of approximately 1,443.10 km2 (144,309.93 ha), in the Amazon Potash Basin within which the City of Autazes is located.
All mineral rights for the Autazes Project registered with the ANM in Brazil are held by Brazil Potash's majority owned local subsidiary Potassio do Brasil Ltda (PdB).
The ANM, which is a specialized agency of the Brazilian Ministry of Mines and Energy, grants the authorization to an interested party to perform exploration activities by means of a specific title named “Alvará de Pesquisa”, the exploration license.  This license allows the performance of exploration work in the mineral rights areas, including drilling, while the exploitation works requires a proper and specific permit.
At the end of the exploration works and before mining authorization is received, the applicant must submit a final exploration report attesting to the existence of the mineral reserve. The final reports for five claims were approved by the ANM and these approvals enable PdB. to request mining authorization.  Recently, on Dec 18, 2019, PdB has submitted the Preliminary Economic Assessment (PEA) to the ANM which is currently analyzing it.
Prior to the operations of Brazil Potash, there were no recorded history of mining operations on the Autazes Project. The expiration dates of the mining rights are listed in the table below:

#	Claim Number (ANM)	Submittal Date	Exploration License Number	Issuing Date	Period	Expiry date	Approval for Deadline Extension		Lodgment		Area (ha)	Status	Name	Comments
							Date	Status	Date	Status
1	880.028/08	2/8/2008	11,213	9/5/2016	3	-	-	-	9/2/2019	Final Report Submitted	7,031.70	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
2	880.029/08	2/8/2008	11,214	9/5/2016	3	-	-	-	9/2/2019	Final Report Submitted	9,860.00	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
3	880.030/08	2/8/2008	11,215	9/5/2016	3	-	-	-	9/2/2019	Final Report Submitted	9,860.00	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
4	880.034/08	2/8/2008	11,217	9/5/2016	3	-	-	-	9/2/2019	Final Report Submitted	8,976.85	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
5	880.035/08	2/8/2008	11,218	9/5/2016	3	-	-	-	9/2/2019	Final Report Submitted	8,908.32	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
6	880.036/08	2/8/2008	11,219	9/5/2016	3	-	-	-	9/2/2019	Final Report Submitted	7,804.93	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
7	880.037/08	2/8/2008	11,220	9/5/2016	3	-	-	-	9/2/2019	Final Report Submitted	9,966.89	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
8	880.500/08	8/7/2008	13,788	9/16/2016	3	-	-	-	9/12/2019	Final Report Submitted	9,315.46	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
9	880.501/08	8/7/2008	13,911	9/16/2016	3	-	-	-	9/12/2019	Final Report Submitted	7,697.91	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
10	880.502/08	8/7/2008	13,912	9/16/2016	3	-	-	-	9/12/2019	Final Report Submitted	9,959.73	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
11	880.503/08	8/7/2008	13,913	9/16/2016	3	-	-	-	9/12/2019	Final Report Submitted	9,989.89	Approval Pending	Potássio do Brasil Ltda	Final Report submitted on time - Waitting for Approval
12	880.423/08	8/5/2008	7,802	8/29/2013	3	11/14/2020	11/14/2019	Deadline extension for mining application			1,817.66	Final Report Approved	Potássio do Brasil Ltda	None
13	880.504/08	8/7/2008	13,914	9/12/2011	3	11/14/2020	11/14/2019	Deadline extension for mining application			2,416.91	Final Report Approved	Potássio do Brasil Ltda	None
14	880.505/08	8/7/2008	13,915	9/12/2011	3	11/14/2020	11/14/2019	Deadline extension for mining application			4,020.64	Final Report Approved	Potássio do Brasil Ltda	None
15	880.506/08	8/7/2008	8,077	8/29/2013	3	11/14/2020	11/14/2019	Deadline extension for mining application			1,306.13	Final Report Approved	Potássio do Brasil Ltda	None
16	880.406/08	7/31/2008	2,588	10/13/2017	3	10/13/2020	-	Deadline extension for exploration			9,934.73	Permit Extension	Potássio do Brasil Ltda	None
17	880.407/08	7/31/2008	4,242	12/19/2013	3	-	11/14/2019	Deadline extension for mining application	12/18/2019	Preliminary Economic Assesment (PAE) - Submitted	7,981.06	Transition from exploration to mining	Potássio do Brasil Ltda	None
18	880.094/19	6/28/2019	-	-	-	-	11/14/2019	Deadline extension for mining application	12/18/2019	Preliminary Economic Assesment (PAE) - Submitted	5,990.92	Transition from exploration to mining	Potássio do Brasil Ltda	Original Process : 880.423/08
19	880.095/19	6/28/2019	-	-	-	-	11/14/2019	Deadline extension for mining application	12/18/2019	Preliminary Economic Assesment (PAE) - Submitted	3,333.34	Transition from exploration to mining	Potássio do Brasil Ltda	Original Process : 880.504/08
20	880.096/19	6/28/2019	-	-	-	-	11/14/2019	Deadline extension for mining application	12/18/2019	Preliminary Economic Assesment (PAE) - Submitted	2,759.46	Transition from exploration to mining	Potássio do Brasil Ltda	Original Process : 880.505/08
21	880.097/19	6/28/2019	-	-	-	-	11/14/2019	Deadline extension for mining application	12/18/2019	Preliminary Economic Assesment (PAE) - Submitted	5,377.40	Transition from exploration to mining	Potássio do Brasil Ltda	Original Process : 880.506/08
	TOTAL										144,309.93
Present Condition
Brazil Potash plans to mine 8.5 million tonnes per year (Mtpy) of ore, once fully ramped up, using conventional underground room and pillar methods.  This ore will be hoisted to surface upon which it will be crushed, ground and then hot leached to produce 2.44 Mtpy of granular Muriate of Potash (MOP) starting in 2025 for 34 years, including the ramp up and ramp-down periods. Brazil is currently the second largest global consumer of MOP, at approximately 10.6 M tonnes in 2019 and imports approximately 95% of its MOP needs. The plan is to sell all of this potash domestically using barges on the Maderia River, located only 8 km from the site, as the main means to transport product to customers.
As of February 2020, US$196 million has been invested to bring Brazil Potash’s Autazes project to its near construction ready state.  All of the technical work completed to date including two resource estimates, preliminary economic assessment and feasibility study have been done in full compliance to National Instrument 43-101 (NI 43-101) standards by highly reputable companies including Worley Parsons, ERCOSPLAN and Golder.  NI 43-101 standards require that Qualified Persons being geologists and engineers with at least five years potash experience that are not employed by Brazil Potash author and sign off on these documents following prescribed securities commission formats.

The resource and reserve estimates are based on drilling 65 diamond core drill holes totaling 59,000 meters.  The resource estimate is authored by ERCOSPLAN and the reserves estimate by Worley.  The lead author on the feasibility study is Worley Parsons and substantial input on the potash ore processing was provided by engineers employed by Germany’s ERCOSPLAN who specialize in potash.  An environmental impact assessment (EIA) was completed by Golder who also assisted Brazil Potash management in the public hearings to obtain the Preliminary (social and environmental) License which is one of the three main licenses to construct and operate a mine in Brazil.
All of the land required to construct the mine shafts, processing plants and port have been purchased by Brazil Potash with only significant land outstanding to be acquired being the location for the dry stacked tailings impoundment.
Substantial work has also been completed to obtain the Installation License (LI) required to start project construction.  There are 76 items that need to be completed to obtain the LI and as of February 2020, 73 of these items have been completed and 68 approved by various agencies of Brazil’s government.  The main outstanding item to complete is additional indigenous consultations which are currently ongoing and anticipated to be completed mid-2020.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” starting on page 4, “Cautionary Statement Regarding Forward-Looking Statements” starting on page iv, and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies.

The Financial Statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The financial statements are compliant and up to date with all new financial accounting standards, as noted per IFRS. The Company has not elected to delay compliance with any new or revised financial accounting standard until the date that the Company is required to comply with the new or revised accounting standard.

Results of Operations for the Twelve Months Ended December 31, 2018 and for the Twelve Months Ended December 31, 2017

Revenues

Our revenue was $Nil for the twelve months ended December 31, 2018, compared to $Nil for the period for the twelve months ended December 31, 2017. The Company is in the exploration and development stage and has not started production.

General and Administrative Expenses

Our general and administrative expenses were $19,631,315 for the twelve months ended December 31, 2018, compared to $10,865,104 for the twelve months ended December 31, 2017. General and administrative expenses consist primarily of personnel, legal fees, and travel and office expenses.  The Company incurred higher legal and tax costs in 2018 during the comparative period 2017.  In 2018, the Company issued 4.75 million options whereas no options were issued in 2017.

Net Loss

Our net loss was $19,934,962 for twelve months ended December 30, 2018, compared to $11,070,930 for the twelve months ended December 31, 2017. The 2018 increased net loss was primarily a result of issuing 4.75 million options and higher legal and tax costs.

Results of Operations for the Six Months Ended June 30, 2019 and for the Six Months Ended June 30, 2018

Revenues

Our revenue was $Nil for the six months ended June 30, 2019, compared to $Nil for the period for the six months ended June 30, 2018. The Company is in the exploration and development stage and has not started production.

General and Administrative Expenses

Our general and administrative expenses were $1,295,182 for the six months ended June 30, 2019, compared to $2,132,657 for the six months ended June 30, 2018. General and administrative expenses consist primarily of personnel, legal fees, and travel and office expenses. The Company has reduced costs, specifically consulting and management fees, in an order to spend more money development the project.

Net Loss

Our net loss was $1,333,156 for six months ended June 30, 2019, compared to $2,204,155 for the six months ended June 30, 2018. The Company has reduced costs, specifically consulting and management fees, in an order to spend more money development the project.

Liquidity and Capital Resources

To date, we have generated no cash from operations and negative cash flows from operating activities. All costs in connection with our formation, development, legal services and support have been funded by our majority stockholder.

Our future expenditures and capital requirements will depend on numerous factors, including the success of this Offering and the progress of our research and development efforts.

Our business does not presently generate any cash. We believe that if we raise $50,000,000 (the Maximum Amount) in this Offering, we will have sufficient capital to finance our operations for at least the next 24 months, however, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. We do not have any track record for self-underwritten Regulation A+ offerings, and there can be no assurance we will raise the Maximum Amount or any other amount. Further, we expect that after such 24-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities. However, no assurances can be made that we will be successful obtaining additional equity or debt financing, or that ultimately, we will achieve profitable operations and positive cash flow.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to raise additional capital as required. During the period from September 2016 (inception) through June 30, 2019, the Company incurred net losses of $71,268,578. Initially, we intend to finance our operations through equity and debt financings.

The Company does not generate any cash on its own. We have funded operations exclusively in the form of expenditures paid for on behalf of the Company by our majority stockholder, in addition to advances received directly from our stockholder.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Contractual Obligations, Commitments and Contingencies

The Company is party to certain management contracts. These contracts require payments of approximately $8,719,000 to directors, officers and consultants of the Company upon the occurrence of a change in control of the Company; as such term is defined by each respective consulting agreement. The Company is also committed to payments upon termination of approximately $1,294,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Relaxed Ongoing Reporting Requirements

Regulation A+ provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering, we may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 Billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Common Stock that is held by non-affiliates exceeds $700 Million, we would cease to be an “emerging growth company.”

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer's fiscal year.

Plan of Operations

As noted above, the continuation of our current plan of operations requires us to raise significant additional capital. If we are successful in raising capital through the sale of shares offered for sale in this Offering Circular, we believe that the Company will have sufficient cash resources to fund its plan of operations for the next 12-18 months. If we are unable to do so, we may have to curtail and possibly cease some operations.

We are a pre-revenue development stage mineral mining company and began operations in October 2006. Our plan of operations for the next few years includes securing the construction permit for the Autazes potash project.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

These circumstances raise substantial doubt on our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Trend Information

Because we are still in the startup phase and have only recently commenced our mining exploration and development, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office
Executive Officers:
Matthew Simpson	Director and CEO	44	October 2014
David Gower	Director and President	61	July 2009
Ryan Ptolemy	CFO	44	July 2011
Neil Said	Corporate Secretary	40	June 2018
Guilherme Jacome,	Project Director	42	June 2017
Directors:
Stan Bharti	Chairman	67	September 2016
David Argyle	Director	58	September 2016
Andrew Pullar	Director	47	September 2016
Pierre Pettigrew	Director	68	December 2010
Carmel Daniele	Director	55	February 2012

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Brazil Potash has entered into a loan agreement with Sentient Global Resource Fund IV LP, of which Director Andrew Pullar is a principal. Other than the previously stated loan agreement, entry into the consulting agreements, and agreements for options, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Business Experience

Matthew Simpson, Chief Executive Officer and Director.  From 2002 to 2010, Mr. Simpson worked for the Iron Ore Company of Canada (IOC), a subsidiary of Rio Tinto plc with annual production capacity of 17.5 million tonnes of iron ore concentrate as publicly reported in 2009. At IOC, he held several progressive roles in Business Evaluation, Operations Planning, Continuous Improvement and in his last three years as Mine General Manager. His work with the IOC primarily took place at their Carol Lake iron ore deposit in Labrador. Prior to joining IOC, Mr. Simpson worked as a process engineer for Hatch Ltd. designing and debottlenecking metallurgical refineries around the world. Mr. Simpson has extensive experience in mine design, operations and project management. He holds a Master of Business Administration (MBA) as well as a Bachelor of Science in Chemical Engineering both from Queen’s University. Mr. Simpson joined Brazil Potash in October 2014. Mr. Simpson is currently the Chief Executive Officer and a director of Brazil Potash and the Chief Executive Officer of Forbes & Manhattan, Inc., a private company.

Stan Bharti, Director, Chairman. Mr. Bharti has over 30 years of experience in operations, public markets and finance. Over the last fifteen years Mr. Bharti has been involved in acquiring, restructuring and financing resource companies. He is a Professional Mining Engineer and holds a Masters Degree in Engineering from Moscow, Russia and University of London, England.  During the past five years, Mr. Bharti’s principal occupation has been as the Executive Chairman of Forbes & Manhattan, Inc. In addition, Mr. Bharti is a director of several public and private companies.

Hon. Pierre Pettigrew, Director. From January 1996 to February 2006, the Honourable Pierre Pettigrew led a number of senior departments in the Government of Canada. Among other positions, he has served as the Minister of Foreign Affairs, Minister for International Trade, Minister of Human Resources Development and Minister of International Cooperation. Pierre Pettigrew presently works with Deloitte & Touche, LLP as Executive Advisor, International and he serves as a director of several public companies.  Pierre Pettigrew is also the Government of Canada’s Special Envoy for the CanadaEuropean Union Trade Agreement (CETA).  Mr. Pettigrew holds a Bachelor of Arts degree from the University of Quebec in Trois-Rivieres, a Master’s of Philosophy in International Relations from the University of Oxford and in 2008 he graduated of the Directors Education Program of the Rotman School of Management, University of Toronto. During the past five years, Mr. Pettigrew’s principal occupation has been Executive Advisor with Deloitte & Touche, LLP.

David Gower, President, Director. Mr. Gower has over 25 years of experience in exploration with Falconbridge Limited where he was a member of the senior operating team responsible for mining projects. Mr. Gower has led exploration teams responsible for brownfield discoveries at Raglan and Sudbury, Matagami, Falcondo (Dominican Republic), and greenfield discoveries at Araguaia in Brazil, Kabanga in Tanzania and significant increases in known resources at Kabanga in Tanzania and El Pilar in Mexico.  He is presently the President of Brazil Potash Corp., which has discovered the largest and highest grade potash deposit found to date in Brazil. During the past five years, Mr. Gower’s principal occupation has been President of Brazil Potash Corp. and from August 1, 2018 to present as the Chief Executive Officer of Emerita Resources Corp.

David Argyle, Director. Mr. Argyle has more than 30 years of experience in identifying, developing, financing and managing fertilizer, mining and energy projects in South America, Asia, Africa and Australia.. David earned an MBA from the University of Michigan and holds a Bachelor of Commerce from the University of Western Australia.  Over the past five years, Mr. Argyle has acted as officer and director of a number of public and private mining companies specifically as a fertilizer mining professional.

Andrew Pullar, Director.  Andrew Pullar is the Managing Partner of Sentient Equity Partners which is an independent private equity investment firm specialising in the global resources industry. Sentient Equity Partners was set up to continue the management of nearly US$3.0 billion in the development of quality metal, mineral and energy assets across the globe from The Sentient Group. In addition to his board responsibilities for the Sentient Executive Funds, Andrew sits on the board of several mining and development companies. Prior to joining Sentient Equity Partners in 2017 and The Sentient Group in 2009 Andrew worked for a select group of blue chip mining, consulting and investment companies in Africa, Europe and Australia. He holds a degree in Mining Engineering from University of the Witwatersrand, a South African Mine Managers Certificate and the UKSIP Investment Manager Certificate. He is also a member of AusIMM.  Over the last five years Mr. Pullar has been the Chief Executive Officer of The Sentient Group, a private equity group and Managing Partner of Sentient Equity Partners, a private equity group.

Carmel Daniele, Director.  Carmel Daniele is the founder of CD Capital and CEO of the CD Private Equity Natural Resources Fund, which achieves capital growth through pre-IPO and pre-trade sale companies in the natural resources sector. Formerly, Ms. Daniele negotiated and structured mergers and acquisitions for the Newmont Capital Group, including the $24 billion three-way merger between Franco-Nevada, Newmont and Normandy that created the largest gold company in the world.

Ryan Ptolemy, Chief Financial Officer. Mr. Ptolemy is Chartered Professional Accountant, Certified General Accountant and CFA charter holder who is the Chief Financial Officer for various Toronto Stock Exchange, TSX Venture Exchange and Canadian Securities Exchange listed companies in the investment and mining industries. Mr. Ptolemy holds a Bachelor of Arts from Western University. From 2015 to present, Mr. Ptolemy has been Chief Financial Officer of Aberdeen International Inc., Belo Sun Mining Corp., African Gold Group, Inc., Routemaster Capital Inc., EarthRenew Inc. and Fura Gems Inc. From 2019 to present, Mr. Ptolemy is also a director of African Gold Group, Inc.

Neil Said, Corporate Secretary.  Mr. Neil Said is a business executive and corporate securities lawyer who works as for various Toronto Stock Exchange, TSX Venture Exchange and Canadian Securities Exchange listed companies in the mining, oil & gas, cannabis and technology industries.  Mr. Said also sits on the board of directors of various public and private companies.  Mr. Said previously worked as a securities lawyer at a large Toronto corporate law firm, where he worked on a variety of corporate and commercial transactions.  Mr. Said obtained a Juris Doctor from the Faculty of Law at the University of Toronto and he received a Bachelor of Business Administration (Honours) with a minor in Economics from Wilfrid Laurier University. During the past five years, Mr. Said’s principal occupation has been legal counsel to various public and private companies in the mining, oil & gas, gaming and technology industries.

Guilherme Jacome, Project Director.  Mr. Guilherme Jacome has over 20 years of experience in mining projects and business development. Mr. Jacome was the former Vale General Manager in charge of project and business development in iron ore, nickel, copper, logistics and fertilizers and Global PMO.  Mr. Jacome has an Engineering B.A, MBA.  Over the last five years Mr. Jacome has been the Project Director of Brazil Potash in Brazil.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:
•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board following the annual meeting of stockholders and until their successors have been elected and qualified.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table represents information regarding the total compensation for the directors and the executive officers of the Company as of December 31, 2019:

Name and Capacity in which Compensation was Received	Cash Compensation	Other Compensation		Total Compensation
	($)	($) (1)		($)
David Argyle, Director	$Nil	$Nil		$Nil
David Gower, Director and President	399,996	(71,201)	(2)	328,795
Stan Bharti, Director	579,996	$Nil		579,996
Matthew Simpson, Director and CEO	650,000	(213,604)	(2)	436,396
Ryan Ptolemy, CFO	45,271	$Nil		45,271
Neil Said, Corporate Secretary	45,271	$Nil		45,271
Helio Diniz, Managing Director Brazil	399,996	(71,201)	(2)	328,795
Guilherme Jacome, Project Director	250,000	1,115,299		1,365,299
Andrew Pullar, Director	Nil	Nil		Nil
Carmel Daniele, Director	Nil	Nil		Nil
Pierre Pettigrew, Director	Nil	Nil		Nil

(1)
Any values reported in the “Other Compensation” column, if applicable, represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (ASC) 718 Share Based Payments, of grants of stock options and deferred share units (DSU) to each of our named executive officers and directors.

(2)	The value ascribed to DSUs has been estimated using the fair market price of the company’s shares at the date of grant and the DSU vesting conditions.

Director Compensation

We have seven directors. We currently do not pay our independent directors any cash compensation for their services as board members.

Employment Agreements, Arrangements or Plans.

We do not currently have employment agreements with any of our officers or employees.  We have consulting agreements with the following executives, consultants and related entities as set forth below.

Consulting Agreements

On October 1, 2009, the Company entered into a consulting agreement with Forbes & Manhattan Inc., a company which Stan Bharti, our Chairman, also serves as the chairman, for management services at a base fee of $15,000 per month. Either the Company or Forbes & Manhattan Inc. may terminate this agreement upon 90 days written notice to the other party or upon a different period of time as may be mutually agreed upon. On September 1, 2011, the consulting agreement was amended and the monthly rate was increased to $40,000 per month. On February 1, 2015, the consulting agreement was amended and the monthly rate was increased to $48,333 per month.

On July 1, 2009, the Company entered into a consulting agreement with Gower Exploration Consulting Inc., a company controlled by our director and president David Gower, for management services indefinitely at a base fee of $25,000 per month plus a signing bonus of $75,000. In the event there is a change in control of the Company, either the Company or Gower Exploration Consulting Inc. may terminate the appointment, and in such event the Company is required to make a lump sum termination payment equal to 36 months base fee and amount equal to all cash bonuses paid to Gower Exploration Consulting Inc. On February 1, 2015, the consulting agreement was amended and the monthly rate was increased to $33,333 per month.

On January 1, 2014, the Company entered into a consulting agreement with Neil Said our corporate secretary for management service indefinitely at a base fee of $2,500 per month. The Company may terminate this agreement without cause by making a payment equal to 12 months base fee, and Neil Said may terminate this agreement upon written notice to the Company. In the event there is a change in control of the Company, either the Company or Neil Said may terminate the appointment, and in such event the Company shall make a lump sum termination payment equal to 36 months base fee and amount equal to all cash bonuses paid to Neil Said.

On August 1, 2014, the Company entered into a consulting agreement with Ryan Ptolemy our chief financial officer for management service indefinitely at a monthly rate of $5,000 per month. The Company may terminate this agreement without cause by making a payment equal to 12 months base fee and a pro rata share of any unpaid bonuses, and Ryan Ptolemy may terminate this agreement by giving the Company a three-month notice. In the event there is a change in control of the Company, either the Company or Ryan Ptolemy may terminate the appointment, and in such event the Company is required to make a lump sum termination payment equal to the 36 months base fee and in an amount equal to all cash bonuses paid to Ryan Ptolemy.

On February 1, 2015, the Company entered into a consulting agreement with Iron Strike Inc., a company controlled by Matthew Simpson our director and Chief Executive Officer, for management services at an initial base fee of $33,333.33 per month for the first six months and base fee $54,166.67 per month after the first six months of the agreement. The Company may terminate this agreement without cause by making a payment equal to six months base fee, and Iron Strike Inc. may terminate this agreement by giving the Company a three month notice upon which the Company is required to make a lump sum payment equal to three months base fee. In the event there is a change in control of the Company, the Company terminates the appointment, and in such event the Company is required to make a lump sum termination payment equal to 36 months base fee and amount equal to all cash bonuses paid to Iron Strike Inc.

On June 1, 2017, the Company entered into a consulting agreement with Jacome Gestao De Projetos LTDA., a company controlled by Guilherme Jacome, for management service for 12 months at a base fee of $100,000 per year. Either the Company or Jacome Gestao De Projetos LTDA. may terminate this agreement without cause upon 30 days' prior written notice. This agreement was terminated on May 31, 2017. On March 15, 2019, the Company entered into another consulting agreement with Jacome Gestao De Projetos LTDA. for management service for an indefinite term at a base fee of $20,833.33 per month plus a grant of 500,000 DSU. The Company may terminate this agreement without cause by making a payment equal to three months base fee, and Jacome Gestao De Projetos LTDA. may terminate this agreement by giving the Company a 30 days' prior written notice upon which the Company shall provide reasonable transition support at an hourly rate of $150 per hour.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our shares; and (ii) all directors and executive officers as a group. As of the date of this Offering Circular, there were 129,294,334 shares of our Common Stock issued and outstanding, and an aggregate of 23,343,500 Common Share Purchase Warrants are issued and outstanding. In addition, there are 8,690,500 shares of our Common Stock reserved for issuance under our Equity Incentive Plan.

Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of the date of this Offering Circular. Unless otherwise indicated, the business address of each person listed is c/o Brazil Potash Corp., 65 Queen Street West, 8th Floor, Toronto, Ontario, M5H 2M5 Canada.

	Number of shares of Common Stock Beneficially Owned as of date of Offering Statement	Number of shares of Common Stock Issued and Outstanding or acquirable	Percent of Class (1)

Greater than 10% Securityholders:
Stan Bharti	16,482,937	1,040,000	13%

Carmel Daniele	42,338,833	18,018,000	41%

Andrew Pullar	29,510,912	4,200,000	25%
All directors and executive officers as a Group	94,145,025	27,468,000	75%

(1)	This Offering Statement does not contemplate that any of our current listed stockholders will acquire any additional Common Stock as part of this Offering.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

Except as described below and except for the consulting arrangements which are described above under “Compensation Of Directors And Executive Officers,” in the last two fiscal years and in the current fiscal year, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

On October 29, 2019, the Company entered into a loan agreement with Sentient Global Resources Fund IV LP, of which our director Andrew Pullar is a principal.  Under the terms of the loan agreement the Company borrowed $1,000,000 in principal amount in consideration for a one-time set-up fee of $200,000.  The principal outstanding at any time bears interest at 30% per annum; provided, no interest accrues on the principal for the period from first drawdown until the earlier to occur of six (6) months, and the occurrence of an event of default.  As of the date of this Offering Circular the full principal is outstanding.

SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation, and bylaws. For more detailed information, please see our Certificate of Incorporation and bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue one class of stock. The total number of shares of stock which the Company is authorized to issue consisting of an unlimited number of Common Stock. As of the date of this Offering Circular, the Company had 129,294,334 shares of Common Stock issued and outstanding and an aggregate of 23,343,500 Common Share Purchase Warrants are issued and outstanding.  In addition, 12,929,433 shares of Common Stock have been reserved for issuance under our Equity Incentive Plan, of which 8,690,500 shares of our Common Stock will be issuable upon exercise of outstanding grants.

Common Stock Voting

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Dividends

The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s Certificate of Incorporation, as amended from time to time. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Equity Incentive Plan

Compensation of Directors and Executive Officers

Each of the executive officers and directors listed above is eligible to receive equity compensation at the discretion of our board. In September 2009, the Company granted options to purchase 2,975,000 shares of Common Stock at $1.00 per share with all such options vesting immediate.  In December 2013, the Company granted options to purchase 3,717,500 shares of Common Stock at $2.50 per share with all such options vesting immediate.  In July 2015, the Company granted options to purchase 1,548,000 shares of Common Stock at $2.50 per share with all such options vesting immediate.  In August 2019, the Company granted options to purchase 450,000 shares of Common Stock at $3.75 per share with all such options vesting immediate.

Upon completion of this offering, our executive officers and directors will be eligible to receive equity awards under our equity incentive plans at any time at the discretion of our Board of Directors.

Equity Incentive Plan

We adopted the Equity Incentive Plan (the “Plan”) in 2009. The Plan provides for the grant of incentive stock options. Shares issued under the Plan will be shares of our common stock. Incentive stock options may be granted only to our employees, consultants and directors and employees, consultants and directors of any parent or subsidiary corporation.

Share Reserve

We have reserved 8,690,500 shares of our Common Stock for issuance pursuant to awards under the Plan. In general, shares subject to awards granted under the Plan that are not issued or that are returned to us, for example, because the award is forfeited, the shares are retained by us in satisfaction of amounts owed with respect to an award or the shares are surrendered in payment of an exercise or purchase price or tax withholding, will again become available for awards under the Plan.

Administration

Our Board of Directors or a committee of our Board of Directors administers the Plan. The administrator has the power to determine when awards will be granted, which employees, directors or consultants will receive awards, the terms of the awards, including the number of shares subject to each award and the vesting schedule of the awards, and to interpret the terms of the Plan and the award agreements. The administrator also has the authority to reduce the exercise prices of outstanding stock options if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options in exchange for new awards, in each case without stockholder approval.

Stock Options

The Plan allows for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. The exercise price of all options granted under the Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years. Not more than 10% of the issued and outstanding shares of our common stock may be issued pursuant to incentive stock options granted under the Plan.

After the continuous service of an option recipient terminates, the recipient’s options may be exercised, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Deferred Share Unit Awards

The Company also has a plan for the grant of DSU. DSU are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of deferred shares granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting that it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Deferred shares that do not vest are subject to repurchase or forfeiture. The administrator may specify in an award agreement that earned deferred stock units may be settled in shares of our common stock, other securities, cash or a combination thereof.

Transferability of Awards

The Plan allows for the transfer of awards under the Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent and in the manner authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the Plan and any other terms that the administrator determines require adjustment.

Changes in Control

The Plan provides that in the event of a corporate transaction, as such term is defined in the Plan, each outstanding award, to the extent not assumed or replaced, will automatically vest and become exercisable or be released from restrictions on transfer or forfeiture rights. To the extent outstanding awards are assumed or replaced in the event of a corporate transaction, each award will automatically vest and become exercisable or be released from restrictions on transfer or forfeiture rights if the holder’s employment is terminated without cause or for good reason (as such terms are defined in the Plan) within 12 months after the corporate transaction. In the event of a change in control, each award will automatically vest and become exercisable or be released from restrictions on transfer or forfeiture rights if the holder’s employment is terminated without cause or for good reason (as such terms are defined in the Plan) within 12 months after the change in control.

Plan Amendments and Termination

The Plan remains in place following the date it becomes effective, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the Plan, subject to stockholder approval in the event such approval is required by law provided such action does not adversely affect the rights under any outstanding award.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A+. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A+ offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (Investment Company Act), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)
You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on the date on which the SEC initially qualifies this Offering Statement (the Qualification Date) and will terminate on the Termination Date.

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a Subscription Agreement; and

2.	Deliver funds directly to the Company’s designated bank account via bank wire transfer (pursuant to the wire transfer instructions set forth in our Subscription Agreement) or electronic funds transfer via wire transfer or via personal check mailed to the Company, Brazil Potash Corp., 65 Queen Street West, 8th Floor, Toronto, Ontario, M5H 2M5 Canada.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement, you may not revoke or change your subscription or request your subscription funds. All submitted subscription agreements are irrevocable.

Under Rule 251 of Regulation A+, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that such investor is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain Canadian legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Wildeboer Dellelce LLP, in Toronto, Ontario.

EXPERTS

The financial statements of Brazil Potash Corp. as of December 31, 2017 and December 31, 2018, which include the balance sheet as of December 31, 2018 and December 31, 2017 and the related statements of operations, stockholders’ deficit, and cash flows included in this Form 1-A have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements. The audit report covering the December 31, 2018 and December 31, 2017 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Such financial statements are included in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.

Certain portions of the description of the Autazes Project were summarized or extracted from the Technical Report (dated April 22, 2016) prepared in accordance with NI 43-101 effective date.  Those extracts were reviewed and approved by Dr. Henry Rauche of ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH and Rob Spiering on behalf of Worley.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A+ Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART F/S

INDEX TO FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements of Brazil Potash Corp. for the Years Ended December 31, 2018 and December 31, 2017 (Expressed in United States Dollars)	F-1
Independent Auditor's Report	F-2
Consolidated Statements of Financial Position as of December 31, 2018 and December 31, 2017	F-4
Consolidated Statements of Comprehensive Loss and Comprehensive (Income) Loss as of December 31, 2018 and December 31, 2017	F-5
Consolidated Statement of Changes in Equity as of December 31, 2018 and December 31, 2017	F-6
Consolidated Statement of Cash Flows as of December 31, 2018 and December 31, 2017	F-7
Notes to the Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements of Brazil Potash Corp. for the Three and Six Months Ended June 30, 2019 and 2018 (Expressed in United States Dollars)	F-32
Condensed Consolidated Interim Statements of Financial Position as of June 30, 2019	F-33
Condensed Consolidated Interim Statements of Loss and Comprehensive Loss as of June 30, 2019	F-34
Condensed Consolidated Interim Statement of Changes in Equity as of June 30, 2019	F-35
Condensed Consolidated Interim Statement of Cash Flows as of June 30, 2019	F-36
Notes to the Condensed Consolidated Interim Financial Statements as of June 30, 2019	F-37

Brazil Potash Corp.
CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2018 and 2017

-- Stated in US dollars –

Independent Auditors’ Report
To the Board of Directors
Brazil Potash Corporation

We have audited the accompanying consolidated financial statements of Brazil Potash Corporation and its subsidiary, which comprise the consolidated statements of financial position as of December 31, 2018 and 2017, and the related consolidated statements of loss and comprehensive loss (income), changes in equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brazil Potash Corporation and its subsidiary as of December 31, 2018 and 2017, and their consolidated financial performance and their consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Emphasis of matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and has an accumulated deficit and working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Toronto, Canada
March 13, 2020

Brazil Potash Corp.
Consolidated Statements of Financial Position
(Expressed in U.S. dollars)

As at:	December 31, 2018	December 31, 2017

ASSETS

Current
Cash and cash equivalents (Note 7)	$2,278,641	$4,335,002
Restricted cash (Note 8)	15,394	55,799
Amounts receivable (Note 9)	244,604	91,897
Prepaid expenses (Note 10)	42,873	48,568
Total current assets	2,581,512	4,531,266

Non-current
Property and equipment (Note 11)	1,270,259	1,525,779
Exploration and evaluation assets (Note 12)	128,257,742	136,436,830
Total assets	$132,109,513	$142,493,875

LIABILITIES

Current
Trade payables and accrued liabilities (Note 13)	$3,210,256	$2,747,688
	-	-
Total current liabilities	3,210,256	2,747,688

Non-current
Long term portion of land fee installment payable (Note 13)	473,411	760,952
Deferred income tax liability (Note 6)	1,775,368	1,882,460
Total liabilities	5,459,035	5,391,100

Equity

Share capital (Note 15)	186,120,585	168,305,585
Warrants (Note 17)	24,540,488	25,143,388
Contributed surplus (Note 18)	38,164,138	35,709,774
Accumulated other comprehensive loss	(50,137,421)	(37,399,835)
Deficit	(72,037,312)	(54,656,137)
Total equity	126,650,478	137,102,775
Total liabilities and equity	$132,109,513	$142,493,875

See accompanying notes to the consolidated financial statements

Reporting entity and going concern (Note 1)
Subsequent event (Note 24)

Approved by the Board of Directors on March 13, 2020:

“DAVID ARGYLE”, Director

“CARMEL DANIELE”, Director

Brazil Potash Corp.
Consolidated Statements of Loss and Other Comprehensive Loss
(Expressed in U.S. dollars)

	Year ended	Year ended
	December 31,	December 31,
	2018	2017

Expenses
Consulting and management fees	$2,891,321	$3,575,798
Professional fees	426,314	32,189
General office expenses	151,068	177,727
Share-based compensation (Note 16)	15,883,802	6,051,196
Travel expenses	526,850	885,349
Communications and promotions	15,897	165,165
Gain on disposal of fixed assets	(8,958)	-
Foreign exchange gain	(16,626)	(22,320)
Insurance proceeds (Note 23)	(238,353)	-

Operating Loss	19,631,315	10,865,104

Finance costs	155,513	-
Finance income (Note 5)	(25,713)	(66,814)
Loss for the year before income taxes	19,761,115	10,798,290
Income taxes (Note 6)	173,847	272,640
Loss for the year	$19,934,962	$11,070,930

Other comprehensive loss:
Items that subsequently may be reclassified into net income:
Foreign currency translation	12,737,586	1,486,914
Total comprehensive loss for the year	$32,672,548	$12,557,844

Basic and diluted loss per share (Note 19)	$0.16	$0.09
Weighted average number of common shares outstanding - basic and diluted	122,737,504	120,757,870

See accompanying notes to the consolidated financial statements

Brazil Potash Corp.
Consolidated Statement of Changes in Equity
(Expressed in U.S. dollars)

				Contributed	Accumulated Other Comprehensive	Accumulated	Shareholders'
	Common Shares		Warrants	Surplus	Income (Loss)	Deficit	Equity
	#
Balance, December 31, 2016	117,888,829	$155,023,770	$24,327,812	$29,643,313	$(35,912,921)	$(43,585,207)	$129,496,767

Private placement amendment	233,333	-	-	-	-	-	-
Private placement, net of issue costs	3,750,000	13,219,999	-	-	-	-	13,219,999
Warrant Valuation	-	(815,576)	815,576	-	-	-	-
Share-based compensation	-	-	-	291,047	-	-	291,047
Option exercise	540,000	877,392	-	(337,392)	-	-	540,000
Deferred share units	-	-	-	6,112,806	-	-	6,112,806
Net (loss) and comprehensive (loss) for the year	-	-	-	-	(1,486,914)	(11,070,930)	(12,557,844)

Balance, December 31, 2017	122,412,162	168,305,585	25,143,388	35,709,774	(37,399,835)	(54,656,137)	137,102,775

Share-based compensation (Note 16)	-	-	-	13,098,540	-	-	13,098,540
Deferred share units (Note 16)	-	-	-	646,211	-	-	646,211
Option extension (Note 16)	-	-	-	3,725,500	-	-	3,725,500
Option exercise (Note 16)	4,750,000	17,815,000	-	(13,065,000)	-	-	4,750,000
Option expiry (Note 18)	-	-	-	(1,950,887)	-	1,950,887	-
Warrant expiry (Note 17)	-	-	(602,900)	-	-	602,900	-
Net (loss) and comprehensive (loss) for the year	-	-	-	-	(12,737,586)	(19,934,962)	(32,672,548)

Balance, December 31, 2018	127,162,162	$186,120,585	$24,540,488	$38,164,138	$(50,137,421)	$(72,037,312)	$126,650,478

See accompanying notes to the consolidated financial statements

Brazil Potash Corp.
Consolidated Statement of Cash Flows
(Expressed in U.S. dollars)

	Year ended	Year ended
	December 31, 2018 $	December 31, 2017 $

CASH FLOWS FROM
OPERATING ACTIVITIES
Loss for the year before taxes	(19,761,115)	(10,798,290)
Adjustment for:
Finance Income (Note 5)	(25,713)	(66,814)
Finance costs (Note 14)	155,513	-
Share-based compensation (Note 16)	15,883,802	6,051,196
Fixed asset disposal	(8,958)	-
	(3,756,471)	(4,813,908)
Change in amounts receivable	(152,706)	6,177
Change in prepaid expenses	2,653	(13,378)
Change in trade payables and accrued liabilities	1,149,480	(1,740,994)
Net cash used in operating activities	(2,757,044)	(6,562,103)

CASH FLOWS FROM
FINANCING ACTIVITIES
Proceeds from private placement, net of share issue costs	-	13,219,999
Loan proceeds, net of fees and interest (Note 14)	900,000	-
Loan repayment	(1,055,513)	-
Option exercise	4,750,000	540,000
Net cash from financing activities	4,594,487	13,759,999

CASH FLOWS FROM
INVESTING ACTIVITIES
Acquisition of property and equipment (Note 11)	(1,442)	(237,080)
Proceeds from disposal of fixed assets	21,132	-
Exploration and evaluation assets	(3,033,542)	(4,657,618)
Change in accounts payable attributable to exploration and evaluation assets	(626,522)	351,422
Decrease in restricted cash	37,852	-
Finance income	25,713	66,814
Net cash used in investing activities	(3,576,809)	(4,476,462)

Effect of exchange rate changes on cash and cash equivalents	(316,995)	(61,137)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,056,361)	2,660,297

CASH AND CASH EQUIVALENTS, beginning of year	4,335,002	1,674,705

CASH AND CASH EQUIVALENTS, end of year	2,278,641	4,335,002

SUPPLEMENTAL INFORMATION:
Amortization of assets deferred to exploration and evaluation assets	23,524	28,465
Share-based compensation included in exploration and evaluation assets	1,586,449	352,657

See accompanying notes to the consolidated financial statements

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

1.	Reporting entity

Brazil Potash Corp. (the “Company”) was incorporated under the laws of the Province of Ontario, Canada by Articles of Incorporation on October 10, 2006. The Company remained inactive until June 16, 2009. On June 18, 2009, the Company’s subsidiary Potassio do Brasil Ltda. (the “Subsidiary”) was incorporated. The principal activity of Brazil Potash Corp. is the exploration and development of potash properties in Brazil. The Company’s head office is located at 65 Queen Street West, 8th floor, Toronto, Ontario, M5H 2M5, Canada.

The consolidated financial statements include the financial statements of the Company and its subsidiaries that are listed in the following table:

Percentage of equity interest
		% Ownership
	Country of Incorporation	December 31, 2018	December 31, 2017

Potassio do Brasil Ltda.	Brazil	100%	100%

The Company received its Preliminary Social and Environmental License (LP) for the Autazes potash project in Brazil from the Amazonas Environmental Protection Institute (IPAAM) in July 2015 based on submission of a full Environmental & Social Impact Assessment completed by the Company in January 2015.  The Brazil Federal Public Ministry (MPF) opened a civil investigation on Brazil Potash’s LP based on a motion from a non-governmental organization.  The MPF commenced legal proceedings questioning the validity of the Company’s LP.  The result of the legal proceedings brought by the MPF is that the Company voluntarily agreed to temporarily suspend its LP and conduct additional indigenous consultations with local communities.

Opposition by any indigenous, governmental or non-governmental organization to the Company’s operations may require modification of, or preclude the development or operation of, the Autazes potash project or other projects and future mines or may require the Company to spend significant amounts of time and resources in litigation or enter into agreements with such indigenous groups or local governments with respect to our projects and mines and securing necessary licenses and permits, in some cases, causing increased cost and considerable delays to the advancement of our projects.

Going Concern

The preparation of the consolidated financial statements requires an assessment on the validity of the going concern assumption. The validity of the going concern concept is dependent on finance being available for the continuing working capital requirements of the Company and finance for the development of the Company's projects becoming available. Based on the assumptions that such finance will become available, the directors believe that the going concern basis is appropriate for these accounts. Should the going concern basis not be appropriate, adjustments would have to be made to reduce the value of the Company's assets, in particular the intangible assets, to their realizable values.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

1.	Reporting entity (continued)

The Company incurred a loss of $19,934,962 for the year ended December 31, 2018 and had an accumulated deficit of $72,037,312 and a working capital deficiency of $628,744 as at December 31, 2018 (including cash of $2,278,641).

The Company has a need for equity capital and financing for working capital and exploration and development of its properties. Because of continuing operating losses, the Company's continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations and was able to close private placement financings during the year ended December 31, 2017, and on July 2, 2019 and on November 29, 2019. Further, on May 24, 2018 and on October 29, 2019, the Company entered into a loan agreement to fund operating expenses (see Note 14 and Note 24). Subsequent to December 31, 2018, the Company is also in process of offering up to 12,500,000 (the “Maximum Offering”) shares of the Company to be sold in the offering. The shares are being offered at a purchase price of $4.00 per share. See note 24.

However, there is no assurance the Maximum Offering will be completed and that sufficient funds will be available on terms acceptable to the Company. These circumstances may raise significant doubt as to the Company’s ability to continue to operate as a going concern.

On the basis that additional funding as outlined above will be received when required, the directors are satisfied that it is appropriate to continue to prepare the consolidated financial statements of the Company on the going concern basis. The consolidated financial statements do not include any adjustment to the carrying amount, or classification of assets and liabilities, if the Company was unable to continue as a going concern.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

2. Basis of preparation

a)	Statement of compliance:

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board ("IASB") and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The consolidated financial statements were authorized for issue by the Board of Directors on March 13, 2020.

b)	Basis of measurement:

The consolidated financial statements have been prepared on the historical cost basis, unless otherwise disclosed.

c)	Functional and presentation currency:

Based on the economic substance of the underlying business transactions and circumstances relevant to the parent, the functional currency of the Company has been determined to be the U.S. dollar, with each subsidiary determining its own functional currency based on its own circumstances. The functional currency of Potássio do Brasil Ltda. has been determined to be the Brazilian Real. The Company’s presentation currency is the United States Dollar.

3.	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

a)	Basis of consolidation

These consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiary, Potássio do Brasil Ltda., in Brazil as at December 31, 2018.

Subsidiaries are fully consolidated from the date of acquisition or incorporation, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. These consolidated financial statements comprise results for the years ended December 31, 2018 and 2017.

The financial statements of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-company balances, income and expenses and unrealized gains and losses resulting from intra-company transactions are eliminated in full upon consolidation.

b)	Foreign currency transactions

For individual subsidiary accounts, transactions in foreign currencies are initially recorded in the functional currency at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the consolidated statement of financial position date. All differences are taken to profit or loss.

For presentation of Company consolidated accounts, if the functional currency of the Company or its subsidiary is different than U.S. dollars as at the reporting date, the assets and liabilities are translated into U.S. dollars at the rate ruling at the statement of financial position date and the income and expenses are translated using the average exchange rate for the period. The foreign exchange differences arising are recorded in the cumulative translation account in other comprehensive income. On disposal of a foreign entity the deferred cumulative amount recognized in equity relating to the particular operation is recognized in the statements of comprehensive loss.

c)	Property and equipment

(i)	Recognition and measurement

Items of equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

3.	Significant accounting policies (continued)

c)	Property and equipment (continued)

(ii)	Depreciation

Depreciation calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

The estimated lives for the current period are as follows:

•	Leased vehicle 5 years
•	Office equipment 5 years
•	Furniture and fixtures 10 years
•	Other exploration equipment 5 years

d)	Exploration and evaluation assets

Costs incurred prior to obtaining the appropriate license are expensed in the period in which they are incurred.

Exploration and evaluation expenditures comprise costs of initial search for mineral deposits and performing a detailed assessment of deposits that have been identified as having economic potential. The cost of exploration properties and leases, which include the cost of acquiring prospective properties and exploration rights, including interest and penalties incurred in financing mineral rights, and costs incurred in exploration and evaluation activities, are capitalized as assets as part of exploration and evaluation assets. Exploration costs are capitalized as an asset until technical feasibility and commercial viability of extraction of reserves are demonstrable, when the capitalized exploration costs are reclassified to property, plant and equipment. Exploration costs include an allocation of administration and salary costs as determined by management.

Depreciation on equipment used in exploration is charged to exploration and evaluation assets.

Prior to reclassification to property, plant and equipment, exploration and evaluation assets are assessed for impairment and any impairment loss recognized immediately in profit or loss.

Impairment of exploration and evaluation assets:

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount may exceed its recoverable amount. The Company reviews and tests for impairment on an ongoing basis and specifically if the following occurs:
(i)	the period for which the Company has a right to explore in the specific area has expired or is expected to expire;

(ii)	the exploration and evaluation has not led to the discovery of economic reserves;

(iii)	the development of the reserves is not economically or commercially viable; and

(iiv	the exploration is located in an area that has become politically unstable.

No amortization is charged during the exploration and evaluation phase.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

3.	Significant accounting policies (continued)

e)	Financial instruments

The Company recognizes financial assets and financial liabilities on the date the Company becomes a party to the contractual provisions of the instruments. A financial asset is derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset or when cash flows expire. A financial liability is derecognized when the obligation specified in the contract is discharged, canceled or expired. The Company’s financial assets include cash and cash equivalents, restricted cash, and amounts receivable. The Company’s financial liabilities include trade payables and accrued liabilities.

Non-derivative financial instruments are recognized initially at fair value plus attributable transaction costs, where applicable for financial instruments not classified as fair value through profit or loss. Subsequent to initial recognition, non-derivative financial instruments are classified and measured as described below:

Financial assets at fair value through profit or loss (“FVPL”) – cash and cash equivalents and restricted cash are classified as financial assets at fair value through profit or loss and are measured at fair value. Cash and cash equivalents comprise cash at banks and at hand with original maturity of three months or less and are readily convertible to specified amounts of cash.

Amortized cost – Amounts receivable are classified as and measured at amortized cost using the effective interest rate method, less impairment losses, if any.

Financial assets at fair value through other comprehensive income (“FVOCI”) – Financial assets designated as financial assets at fair value through other comprehensive income on initial recognition are recorded at fair value on the trade date with directly attributable transaction costs included in the recorded amount. Subsequent changes in fair value are recognized in other comprehensive income. The Company does not have any financial assets measured at fair value through other comprehensive income.

Non-derivative financial liabilities – Trade payables and accrued liabilities are accounted for at amortized cost, using the effective interest rate method.

f)	Provisions

Provisions are recognized when: (i) the Company has a present obligation (legal or constructive) as a result of a past event, and (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

3.	Significant accounting policies (continued)

g)	Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

h)	Share-based payments

The Company records compensation cost associated with equity-settled share-based awards based on the fair value of the equity instrument at the date of grant. The fair value of stock options and warrants is determined using the Black-Scholes option pricing model. The fair value of DSUs is measured at the market value of the underlying shares, as estimated by management, on the date of grant. The compensation expense is recognized on a straight-line basis over the vesting period, if any, based on the estimate of equity instruments expected to vest. The estimate of options and DSUs expected to vest is revised at the end of each reporting period. When options or warrants are exercised, the proceeds received, together with any related amount in contributed surplus, is credited to share capital.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

3.	Significant accounting policies (continued)

i)	Standards issued but not yet effective

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or IFRIC that are mandatory for accounting periods beginning after January 1, 2019 or later periods. Updates that are not applicable or are not consequential to the Company have been excluded thereof.

IFRS 16, Leases (“IFRS 16”) was issued in January 2016. It replaces the previous leases Standard, IAS 17 Leases, and related Interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases. It eliminates the current dual accounting model for lessees, which distinguishes between on-balance sheet finance leases and off-balance sheet operating leases. Instead, there is a single, on-balance sheet accounting model that is similar to current finance lease accounting. IFRS 16 is effective from January 1, 2019. Early adoption is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of the initial application of IFRS 16. The Company does not expect that this will have any material impact on its financial statements.

IAS 1, Presentation of Financial Statements (“IAS 1”) and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”) were amended in October 2018 to refine the definition of materiality and clarify its characteristics.  The revised definition focuses on the idea that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements.  The amendments are effective for annual reporting periods beginning on or after January 1, 2020.  Earlier adoption is permitted.
j)	Accounting changes

Effective January 1, 2018, the Company adopted IFRS 9, Financial Instruments, which resulted in changes in accounting policies as described below. In accordance with the transitional provisions in both standards, the Company adopted these standards retrospectively without restating comparatives, with the cumulative impact adjusted in the opening balances as at January 1, 2018. There were no effects on opening balances at January 1, 2018 with respect to the adoption of these policies.

The Company adopted IFRS 9 retrospectively without restating comparatives and therefore the comparative information in respect of financial instruments for the year ended December 31, 2017 was accounted for in accordance with the Company’s previous accounting policy under IAS 39. Significant accounting policies outline the accounting policies pertaining to financial instruments.

During the year ended December 31, 2018, the Company also adopted IFRS 15 - Revenue from contracts with customers, IFRIC 22 - Foreign currency transactions and advance consideration and amendments to IFRS 2 – Share-based payment issued by the IASB or IFRIC that were effective as of January 1, 2018. The adoption of these standards and amendments did not have a material impact on the Company’s financial statements.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

4. Use of estimates and judgments:

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from those estimates.

In particular, information about significant areas of estimation uncertainty considered by management in preparing the consolidated financial statements is described below:

(i)	Impairment of exploration and evaluation expenditures:

The application of the Company’s accounting policy for exploration and evaluation expenditures requires judgement in determining whether future economic benefits are likely, which may be based on assumptions about future events or circumstances. Estimates and assumptions made may change if new information becomes available. If, after the expenditures are capitalized, information becomes available suggesting that the recovery of expenditures are unlikely, the amount capitalized is written off in profit or loss in the period when the new information becomes available.

(ii)	Contingencies:

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgement and estimates of the outcome of future events.

(iii)	Fair value of stock based compensation and warrants:

In determining the fair value of stock based compensation and warrants, option pricing models are used that require management to make estimates and assumptions regarding the expected life and market price of its equity instruments, volatility and risk free interest rates.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

5. Finance income and expenses

Year ended December 31,	2018	2017
Finance income:
Interest on bank deposits	$(4,147)	$(32,450)
Interest on short-term deposits	(21,566)	(34,364)
	$(25,713)	$(66,814)

6. Income taxes

The provision for income tax differs from the amount that would have resulted by applying the combined Canadian statutory income tax rates of approximately 26.5% (2017 – 26.5%):

	December 31, 2018	December 31, 2017
Loss before income tax	$19,761,115	$10,798,290
Canadian Statutory Tax Rate	26.5%	26.5%
Expected tax recovery	$(5,236,695)	$(2,861,547)

Expenses not deductible	4,209,208	1,611,199
Foreign tax rate deferential	(5,211)	2,577
Change in tax benefit not recognized	1,206,545	1,520,411

Total	$173,847	$272,640

The components of tax expense included in the determination of the loss for the year are as follows:

	December 31, 2018	December 31, 2017
Current tax expense	$-	$-
Deferred tax expense	173,847	272,640
Total	$173,847	$272,640

The following table reflects the change in deferred income tax liability at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Balance, beginning of year	$1,882,460	$1,650,632
Deferred income tax expense	173,847	272,640
Foreign currency translation	(280,939)	(40,812)
Balance, end of year	$1,775,368	$1,882,460

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

6. Income taxes (continued):

The following table summarizes the components of deferred income tax:

	December 31, 2018	December 31, 2017

Exploration and evaluation assets	2,538,777	2,692,192
Loss carryforwards	(763,409)	(809,732)

Deferred tax liabilities, net	$1,775,368	$1,882,460

Deductible temporary differences for which no deferred tax assets have been recognized are attributable to the following:

	December 31, 2018	December 31, 2017
Non-capital losses	51,288,017	47,413,411
Deductible temporary differences	30,000	83,521

Tax losses in Canada can be carried forward to reduce taxable income in future years. The losses are scheduled to expire as follows:

Year of Expiry	Amount
2038	3,860,000
2037	4,804,000
2036	6,207,000
2035	8,182,000
2034	8,041,000
2033	4,762,000
2032	2,950,000
2031	3,127,000
2030	2,891,000
2029	2,571,000

$47,395,000

The Company also has non-capital losses of $6,138,434 (R$23,785,207) in Brazil which can be carried forward indefinitely, however only 30% of taxable income in one year can be applied against the loss carry-forward balance.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

7.	Cash and cash equivalents

	2018	2017

Cash at banks	$2,278,518	$3,816,031
Short-term deposits	123	518,971

	$2,278,641	$4,335,002

Cash at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are invested in certificate deposits at interbank rates with no fixed term of deposit.

8. Restricted cash

Restricted cash consists of CAD$21,000 (2017 – CAD$70,000) on deposit with the bank as security for the Company’s corporate credit card.

9. Amounts receivable

	2018	2017

HST/GST receivable	$82,995	$91,769
Other receivables	161,609	128
	$244,604	$91,897

10.            Prepaid expenses

	2018	2017

Prepaid insurance	$34,076	$38,738
Refundable deposits	8,797	9,830
	$42,873	$48,568

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

11.     Property and equipment

	Vehicles	Office equipment	Furniture and fixtures	Other exploration equipment	Land rights	Total
Cost:

At December 31, 2017	$108,966	$131,881	$55,615	$12,227	$1,445,300	$1,753,989
Effect of foreign exchange	(14,346)	(17,521)	(8,085)	-	(211,426)	(251,378)
Additions	-	889	553	-	-	1,442
Disposals and adjustments	(28,202)	(14,386)	-	-	-	(42,588)

At December 31, 2018	$66,418	$100,863	$48,083	$12,227	$1,233,874	$1,461,465

Depreciation:

At December 31, 2017	$77,326	$105,320	$33,337	$12,227	$-	$228,210
Effect of foreign exchange	(11,001)	(14,040)	(5,073)	-	-	(30,114)
Depreciation charge for the period	11,453	7,155	4,916	-	-	23,524
Disposals and adjustments	(16,921)	(13,493)	-	-	-	(30,414)

At December 31, 2018	$60,857	$84,942	$33,180	$12,227	$-	$191,206

Net book value:
At December 31, 2018	$5,561	$15,921	$14,903	$-	$1,233,874	$1,270,259
At December 31, 2017	$31,640	$26,561	$22,278	$-	$1,445,300	$1,525,779

Cost:

At December 31, 2016	$110,732	$131,698	$56,507	$12,227	$1,238,328	$1,549,492
Effect of foreign exchange	(1,766)	(1,997)	(892)	-	(27,928)	$(32,583)
Additions	-	2,180	-	-	234,900	$237,080

At December 31, 2017	$108,966	$131,881	$55,615	$12,227	$1,445,300	$1,753,989

Depreciation:

At December 31, 2016	$65,717	$97,267	$28,390	$12,227	$-	$203,601
Effect of foreign exchange	(1,505)	(1,713)	(638)	-	-	$(3,856)
Depreciation charge for the period	13,114	9,766	5,585	-	-	$28,465

At December 31, 2017	$77,326	$105,320	$33,337	$12,227	$-	$228,210

Net book value:
At December 31, 2017	$31,640	$26,561	$22,278	$-	$1,445,300	$1,525,779
At December 31, 2016	$45,015	$34,431	$28,117	$-	$1,238,328	$1,345,891

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

12.            Exploration and evaluation assets

Expenditures:	Year ended December 31, 2018	Year ended December 31, 2017

Balance, beginning of year	$136,436,830	$132,889,149

Additions:
Mineral rights and land fees	1,038,427	1,412,406
Additions to exploration and evaluation assets	3,605,088	3,626,333
Effect of foreign exchange	(12,822,603)	(1,491,058)

Balance, end of year	$128,257,742	$136,436,830

13.            Trade payables and accrued liabilities

	December 31, 2018	December 31, 2017

Trade payables	$1,897,598	$2,469,690
Current portion of land fee installments	239,928	250,098
Accruals	1,072,730	27,900
Current	$3,210,256	$2,747,688

Long-term portion of land fee installments	$473,411	$760,952

During the year ended December 31, 2017, the Company entered into an installment program with the National Mining Agency (“ANM”) for the payment of its mineral rights and land fees. The installment program allows for the payment of outstanding land fees on a monthly basis over a period of five years. The Company accrued interest charges and penalties of R$432,286 ($136,127) in connection with the consolidation of its outstanding fees under the program. In addition, each installment is charged interest at the rate posted by the Special Settlement and Custody System (“SELIC”) until the month prior to payment plus 1% in the month of payment. Any monthly installments not paid by the due date will incur additional fines of 0.33% per day up to a maximum of 20%. Failure to pay two consecutive monthly instalments will result in the cancellation of the instalment plan. As at December 31, 2018, the present value of the expected payments was $713,339 (R$2,764,046).

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

14.            Loan payable

On May 24, 2018, the Company entered into a loan agreement with Aberdeen International Inc. (“Aberdeen”). Pursuant to the terms of the loan agreement (the “Loan”), Aberdeen agreed to lend the Company $1,000,000 (the “Principal”) at an interest rate of 10% per annum with a repayment date of August 22, 2018 (the “Repayment Date”). On May 29, 2018, the Company prepaid interest of $25,000 and paid an arrangement fee of $75,000. On August 22, 2018, in accordance with the terms of the loan, the Company extended the Repayment Date for an additional three months to November 22, 2018 (the “Extension Date”) and accrued an additional arrangement fee of $25,000. Interest of 10% per annum, compounded and payable monthly, would accrue and be payable on any amounts outstanding under the Loan following the Extension Date. On December 6, 2018, the Principal plus accrued interest of $55,513 was repaid. Stan Bharti (a director of the Company) is a director and officer of Aberdeen and Ryan Ptolemy (an officer of the Company) is an officer of Aberdeen.

15.            Share capital

(a) Authorized

Unlimited number of common shares without par value.

(b) Issued
	Year ended December 31, 2018		Year ended December 31,2017
	Number of shares	Stated Value $	Number of shares	Stated Value $

Common shares

Balance, beginning of year	122,412,162	168,305,585	117,888,829	155,023,770

Private placement amendment	-	-	233,333	-
Private placement	-	-	3,750,000	12,424,765
Option exercise	4,750,000	4,750,000	540,000	540,000
Option exercise - option valuation	-	13,065,000	-	337,392
Share issue costs	-	-	-	(20,342)

Balance, end of year	127,162,162	186,120,585	122,412,162	168,305,585

On February 15, 2017, the Company amended an equity financing that closed on October 5, 2016 and issued an additional 233,333 units to adjust the price to $3.00 per unit for gross proceeds of $nil. Each unit consisted of one common share and one common share purchase warrant. The Company incurred share issue costs of $30,000 related to this financing of which $9,658 was allocated to the warrants.

During the period from April 19, 2017 to June 8, 2017, the Company completed equity financings for shares and units at prices ranging from $3.00 to $3.75 for gross proceeds of $13,249,999. Each of the units consisted of one common share and one common share purchase warrant.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

15.            Share capital

(b) Issued (continued)

During the year ended December 31, 2017, 540,000 options, with a weighted average exercise price of $1 per share, were exercised for gross proceeds of $540,000. See Note 16.

During the year ended December 31, 2018, 4,750,000 options, with a weighted average exercise price of $1 per share, were exercised for gross proceeds of $4,750,000.

See Note 17.

16.            Share-based payments

Option plan:

The Company has an incentive share option plan (“the Plan”) whereby the Company may grant to directors, officers, employees and consultants options to purchase shares of the Company. The Plan provides for the issuance of share options to acquire up to 10% of the Company's issued and outstanding capital at the date of grant. The Plan is a rolling plan, as the number of shares reserved for issuance pursuant to the grant of stock options will increase as the Company's issued and outstanding share capital increases. Options granted under the Plan will be for a term not to exceed five years.

The plan provides that it is solely within the discretion of the Board to determine who would receive share options and in what amounts. In no case (calculated at the time of grant) shall the plan result in:

-	the number of options granted in a twelve-month period to any one consultant exceeding 2% of the issued shares of the Company;
-	the aggregate number of options granted in a twelve-month period to any one optionee exceeding 5% of the outstanding shares of the Company; and
-
the number of options granted in a twelve-month period to employees and management company employees undertaking investor relations activities exceeding in aggregate 2% of the issued shares of the Company.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

16.            Share-based payments

Option plan (continued):

Share option transactions during the year were as follows:

	Year ended December 31, 2018		Year ended December 31, 2017
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Balance, beginning of year	11,050,500	$2.08	11,590,500	$2.03
Granted	4,750,000	1.00	-	-
Exercised	(4,750,000)	1.00	(540,000)	1.00
Cancelled	(1,160,000)	2.91	-	-

Balance, end of year	9,890,500	$1.99	11,050,500	$2.08

The weighted average grant date fair value of options granted during the year ended December 31, 2018 was measured using the Black-Scholes option pricing model with the following assumptions: a market price of common shares of $3.75 expected dividend yield of 0%, expected volatility of 61.7% based on the historical volatility of comparable companies, weighted average risk - free interest rate of 1.75% and a weighted average expected life of 0.03 years. The weighted average grant-date fair value of options granted during the year ended December 31, 2018 was $2.75. All options granted by the Company in 2018, vested immediately on the date of grant. During the year ended December 31, 2018, options vested with a total value of $13,095,540(December 31, 2017 - $291,047). No options were granted during the year ended December 31, 2017.

During the year ended December 31, 2018, the Company extended the expiry dates of certain options such that options expiring on September 23, 2018 and December 16, 2018 would expire on September 23, 2020. The weighted average incremental fair value of the options of $0.47 was estimated using the Black-Scholes option pricing model, calculated immediately before and after the extension, with the following weighted average assumptions: a market price of common shares of $3.75, expected dividend yield of 0%, expected volatility of 76% based on the historic volatility of comparable companies, risk-free interest rate of 2.13% and an expected life of two years. The total value of the option extension was $3,725,500 of which $1,490,000 was capitalized to exploration and evaluation assets with the remaining amount of $2,235,500 charged to the statement of loss.

During the year ended December 31, 2018, 4,750,000 (2017 - 540,000) options were exercised with a weighted average exercise price of $1.00 (2017 - $1.00) per share.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

16.            Share-based payments (continued)

Option plan (continued):

At December 31, 2018, outstanding options to acquire common shares of the Company were as follows:

Date of expiry	Options outstanding	Options exercisable	Exercise price	Grant date fair value vested

September 23, 2020	3,395,000	3,395,000	$1.00	$4,927,529
September 23, 2020	4,452,500	4,452,500	$2.50	10,503,600
November 25, 2019	200,000	200,000	$2.50	403,300
July 22, 2020	1,843,000	1,843,000	$2.50	3,106,600

	9,890,500	9,890,500		$18,941,029

Deferred share units plan (“DSU”):

The Company has a DSU plan that provides for the grant of DSUs to employees, officers or directors of the Company. The Plan allows the Company the ability to issue one common share from treasury for each DSU held on the date upon which the participant ceases to be a director, officer or employee of the corporation. The maximum number of Common Shares available for issuance under the DSU plan may not exceed 5% of the fully diluted issued share capital of the Company at any time.

The 6,700,000 DSUs granted during the year ended December 31, 2015 had the following vesting conditions:

(i)	As to one-third of the DSUs, vesting shall occur immediately;
(ii)
As to the second one-third, upon the later of (a) completion by the Company of a pre-feasibility study or feasibility study; and (b) receipt by the Company of the preliminary license for the project; and

(iii)	As to the final one third of the DSUs, upon the Company completing arrangements for project construction financing, as detailed in the pre-feasibility study or feasibility study for the project.

Of the 6,700,000 DSUs granted, 4,466,666 DSUs have vested. The final third of the DSUs are expected to vest in Q4 2019, with an estimated 100% probability of vesting. The estimated fair value of the DSUs at the date of grant is amortized over the vesting period. During the year ended December 31, 2018, the Company recognized an expense of $646,211 related to this amortization (December 31, 2017 - $2,362,806) of which, $96,449 (December 31, 2017 - $352,657) was capitalized to exploration and evaluation assets, with the remaining amount of $549,762 (December 31, 2017 - $2,010,149) charged to the statement of loss. The fair value of the DSUs at grant date were valued using an estimated market price of $2.50.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

16.            Share-based payments (continued)

Deferred share units plan (“DSU”) (continued):

On July 25, 2017, the Company granted an additional 1,000,000 DSUs. The DSUs vested immediately. The fair value of the DSUs at the date of grant was valued using an estimated market price of $3.75 resulting in an expense of $3,750,000 during the year ended December 31, 2017.

17.            Warrants

At December 31, 2018, outstanding warrants to acquire common shares of the Company were as follows:

Number of warrants	Exercise price $	Expiry Date

1,147,500	1.00	*
583,333	4.00	April 19, 2019
500,000	4.00	May 10, 2019
10,178,000	2.50	January 15, 2020
100,000	2.50	January 15, 2020
11,918,000	2.50	January 15, 2020

24,426,833	2.50

*On September 11, 2009, the Company issued 1,147,500 broker warrants in connection with a private placement financing. These warrants are exercisable for up to twelve months from the date the Company begins trading on a public exchange.

Warrant transactions during the year were as follows:

	Year ended December 31, 2018			Year ended December 31, 2017

	Number of warrants	Weighted average exercise price	Grant date fair value	Number of warrants	Weighted average exercise price	Grant date fair value

Balance, beginning of year	25,010,166	$2.53	$25,143,388	23,693,500	$2.48	$24,327,812
Amendment to private placement	-	-	-	233,333	1.00	-
Private placement, net of issue costs	-	-	-	1,083,333	6.00	825,234
Warrant share issue costs	-	-	-	-	-	(9,658)
Expired	(583,333)	4.00	(602,900)	-	-	-

Balance, end of year	24,426,833	$2.50	$24,540,488	25,010,166	$2.53	$25,143,388

On February 15, 2017, units issued on October 5, 2016 were amended and the Company issued additional 233,333 warrants and amended the 350,000 warrants previously issued so that each of the 583,333 warrants entitle the holder to purchase one common share of the Company at a price of $4.00. Each warrant expired on October 5, 2018.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

17.            Warrants (continued)

During the period from April 19, 2017 to June 8, 2017, the Company completed equity financings (see Note 15) and issued 1,083,333 warrants entitling the holder to purchase one common share of the Company at a price of $4.00 per common share. Each warrant expires two years from the date of issue. The fair value of the warrants of $825,234 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0%, expected volatility of 92%, risk-free interest rate of 0.70% and an expected life of two years.

18.            Contributed Surplus

Contributed surplus activity during the year was as follows:

	Year ended December 31, 2018	Year ended December 31, 2017

Balance, beginning of year	$35,709,774	$29,643,313

Option extension	3,725,500	-
Options exercised	(13,065,000)	(337,392)
Cancelled options	(1,950,887)	-
Vesting of DSUs	646,211	6,112,806
Stock options granted and/or vested during the period
Consultants	13,098,540	291,047

Balance, end of year	$38,164,138	$35,709,774

19.            Loss per share

Basic loss per share is calculated by dividing the loss for the period by the weighted average number of common shares outstanding during the years ended December 31:

	2018	2017

Loss for the year attributable to common shareholders	$19,934,962	$11,070,930

Weighted average number of common shares	122,737,504	120,757,870

Basic and diluted loss per common share	$0.16	$0.09

The basic and diluted loss per share excludes options exercisable for 9,890,500 common shares of the Company at a weighted average exercise price of $1.99 and warrants exercisable for 24,426,833 common shares of the Company at a weighted average exercise price of $2.50 as these are anti-dilutive.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

20.            Financial Risk Management Objectives and Policies

The Company’s financial instruments comprise cash and cash equivalents, amounts receivable, trade payables and accrued liabilities. The main purpose of these financial instruments is to raise finance to fund operations.

The Company does not enter into any derivative transactions.

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets. With respect to credit risk arising from financial assets of the Company, which comprise cash and minimal receivables, the Company’s exposure to credit risk arises from default of counterparties, with a maximum exposure equal to the carrying amount of these instruments. Cash and cash equivalents are held with high credit quality financial institutions. Management believes that the credit risk concentration with respect to these financial instruments is remote.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2018, the Company had a cash and cash equivalents balance of $2,278,641 to settle current liabilities of $3,210,256.

Market risk

Market risk is the risk that changes in market prices, such as interest rates, foreign exchange rates and equity prices will affect the Company’s income or the value of its holdings of financial instruments.

(a) Interest rate risk

The Company has cash balances as at December 31, 2018. The Company considers interest rate risk to be minimal as cash is held on deposit at major financial institutions.

(b) Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investment in its foreign subsidiary. The Company’s foreign currency risk arises primarily with respect to the Canadian dollar and Brazilian Reais. Fluctuations in the exchange rates between these currencies and the US dollar could have a material impact on the Company’s business, financial condition and results of operations. The Company does not engage in hedging activity to mitigate this risk.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

20.            Financial Risk Management Objectives and Policies (continued)

(b) Foreign currency risk (continued)

The following summary illustrates the fluctuations in the exchange rates applied during the year ended December 31, 2018:

	Average rate	Closing rate
CAD	0.7705	0.7330
BRL	0.2735	0.2581
A $0.01 strengthening or weakening of the US dollar against the Canadian dollar at December 31, 2018 would result in an increase or decrease in operating loss of $9,109. A $0.01 strengthening or weakening of the US dollar against the Brazilian Real would result in an increase or decrease in other comprehensive income of approximately $2,959,000.
(c) Capital management

The Company manages its capital to ensure that it will be able to continue as a going concern in order to support the ongoing exploration and development of its mineral property in Brazil and to provide sufficient working capital to meet its ongoing obligations.

In the management of capital, the Company includes the components of shareholders’ equity, cash and cash equivalents, as well as short-term investments (if any).

The Company manages its capital structure and makes adjustments to it in accordance with the aforementioned objectives, as well as, in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets and adjust the amount of cash and cash equivalents and short-term investments. There is no dividend policy. The Company is not subject to any externally imposed capital requirements, nor is its subsidiary in Brazil.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

21.            Financial Instruments

The fair values of financial assets and liabilities, together with the carrying amounts shown in the statement of financial position, are as follows:

	Financial instrument classification	Carrying amount	Fair value
As at December 31, 2018
Financial assets:
Cash and cash equivalents	FVPL	$2,278,641	$2,278,641
Restricted cash	FVPL	15,394	15,394
Amounts receivable	Amortized cost	244,604	244,604

Financial liabilities:
Trade payables and accrued liabilities	Amortized cost	3,683,667	3,683,667

As at December 31, 2017
Financial assets:
Cash and cash equivalents	Loans and receivables	$4,335,002	$4,335,002
Restricted cash	Loans and receivables	55,799	55,799
Amounts receivable	Loans and receivables	91,897	91,897

Financial liabilities:
Trade payables and accrued liabilities	Amortized cost	3,508,640	3,508,640

The fair value of short-term financial instruments approximates their carrying value due to the relatively short period of time to maturity. These include cash and cash equivalents, restricted cash, amounts receivable, trade payables and accrued liabilities.

22.            Related Party Disclosures

(a)	Key management personnel compensation

In addition to their contracted fees, directors and executive officers also participate in the Company’s Share option program and DSU plan. Certain executive officers are subject to a mutual termination notice ranging from one to twelve months. Key management personnel compensation comprised:

	Year ended December 31, 2018	Year ended December 31, 2017
Directors & officers compensation	$2,378,451	$2,618,859
Share-based payments	2,914,810	2,292,274
	$5,293,261	$4,911,133

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

22.            Related Party Disclosures (continued)

(a)	Key management personnel compensation (continued)

Included in the above amounts, is $579,996 (December 31, 2017 - $879,996) paid or accrued according to a contract for business and operational consulting services with Forbes & Manhattan, Inc., a company for which Mr. Stan Bharti (a director of Brazil Potash Corp.) is the Executive Chairman and Mr. Matt Simpson (CEO of Brazil Potash Corp.) is the Chief Executive Officer.

During the year ended December 31, 2018, the Company recorded $626,921 (December 31, 2017 - $2,292,274) in share-based compensation related to the amortization of the estimated fair value of DSUs granted to directors and officers of the Company in 2015. As at December 31, 2018, 6,500,000 DSUs were granted to officers and directors of the Company of which 4,333,334 have vested (See Note 16). During the year ended December 31, 2018, the expiry dates for 5,155,000 options held by officers and directors of the Company were extended from September 23, 2018 and December 6, 2018 to September 23, 2020. The incremental fair value of the extension for the options held by directors and officers totaled $2,287,889.

(b)	Transactions with other related parties

Accounts payable and accrued liabilities includes an amount of $3,570 (December 31, 2017 - $88,190) owing to Falcon Metais Ltda. (“Falcon”). Helio Diniz, an officer of the Company, is an officer of Falcon.

As at December 31, 2018, trade payables and accrued liabilities included an amount of $nil (December 31, 2017 – $209) payable to directors and officers of the Company for expenses incurred and an amount of $1,407,166 (December 31, 2017 - $33,333) owing to directors and officers of the Company for consulting fees.

See Note 14 for terms and repayment of a related party loan.

These transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

23.            Commitments and contingencies

The Company is party to certain management contracts. These contracts require payments of approximately $8,750,000 to directors, officers and consultants of the Company upon the occurrence of a change in control of the Company; as such term is defined by each respective consulting agreement. The Company is also committed to payments upon termination of approximately $1,295,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

The Federal Prosecutor (MPF) in Brazil has filed civil and criminal lawsuits against the Company’s Subsidiary and one of its officers alleging one drill hole was executed without the proper licenses. The Company intends to defend the matter vigorously as it believes the claims are without merit. On June 28, 2018, the MPF requested an acquittal on the criminal lawsuit and the Company and its officer agreed to pay fines of R$45,000 ($13,131). During the year ended December 31, 2018, the Company received insurance proceeds of $238,353 to offset legal defense fees incurred of $289,655 included in professional fees in the statement of loss.

Brazil Potash Corp.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and 2017

24.            Subsequent events

On April 19, 2019, 583,333 warrants with exercise prices of $4.00 expired, unexercised.

During the period from July 2, 2019 to November 29, 2019, the Company completed equity financings through private placements for shares at a price $3.75 for gross proceeds of $2,250,000.

Subsequent to December 31, 2018, the Company issued 1,982,172 options with exercise prices ranging from $1.00 to $3.75 per option. Of the 1,982,172 options issued, Aberdeen International Inc. was issued 298,809 options with an exercise price of $1.00 and Sulliden Mining Capital Inc. was issued 233,363 options with an exercise price of $1.00. Stan Bharti, a director of the Company, is a director and an officer of Aberdeen International Inc. and a director of Sulliden Mining Capital Inc. and Ryan Ptolemy, an officer of the Company, is an officer of Aberdeen International Inc.

Subsequent to December 31, 2018, 1,532,172 options were exercised with a weighted average exercise price of $1.00 per share.

Subsequent to December 31, 2018, 1,650,000 options were cancelled with a weighted average exercise price of $2.12 per share.

Subsequent to December 31, 2018, 22,196,000 warrants with an exercise price of $2.50 was extended to May 15, 2021.

On June 1, 2019, the Company granted 400,000 DSU’s. 200,000 DSU’s will vest on June 1, 2020 and another 200,000 DSU’s will vest on June 1, 2021.

On August 9, 2019, the Company granted an additional 500,000 DSU’s. 200,000 DSU’s vested immediately, while 150,000 DSU’s will vest when the Company will obtain its installation license for the Autazes project and the final 150,000 DSU’s will vest upon the Company initiating project construction.

On October 29, 2019, Brazil Potash has entered into a loan agreement with Sentient Global Resource Fund IV LP, (“Sentient”). Pursuant to the terms of the loan agreement (the “Loan”), Sentient agreed to lend the Company $1,000,000 at an interest rate of 30% per annum and a setup fee of $200,000 with a repayment date of July 31, 2020. Andrew Pullar (a director of the Company) is a principal at Sentient.

On November 14, 2019, the Company granted an additional 450,000 DSU’s. 100,000 DSU’s vested immediately, 100,000 DSUs will vest on March 1, 2020, 100,000 DSUs will vest on July 1, 2020 and 150,000 DSU’s will vest on November 1, 2020.

Offering

Brazil Potash is offering up to 12,500,000 (the “Maximum Offering”) shares of the Company to be sold in the offering. The shares are being offered at a purchase price of $4.00 per share. Brazil Potash is selling the shares through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933. There is no assurance the Maximum Offering will be completed.

Brazil Potash Corp.
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and six months ended June 30, 2019 and 2018

-- Stated in US dollars –

(unaudited)

Brazil Potash Corp.
Condensed Consolidated Interim Statements of Financial Position
(Expressed in U.S. dollars)

As at:	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS

Current
Cash and cash equivalents	$78,422	$2,278,641
Restricted cash	16,046	15,394
Amounts receivable	237,366	244,604
Prepaid expenses	23,553	42,873
Total current assets	355,387	2,581,512

Non-current
Property and equipment (Note 4)	1,272,718	1,270,259
Exploration and evaluation assets (Note 5)	130,394,633	128,257,742
Total assets	$132,022,738	$132,109,513

LIABILITIES

Current
Trade payables and accrued liabilities (Note 6)	$4,217,127	$3,210,256
Loans payable (Note 7)	372,780	-
		-
Total current liabilities	4,589,907	3,210,256

Non-current
Long term portion of land fee installment payable (Note 6)	328,606	473,411
Deferred income tax liability	1,875,169	1,775,368
Total liabilities	6,793,682	5,459,035

Equity

Share capital	186,120,585	186,120,585
Warrants (Note 9)	23,715,254	24,540,488
Contributed surplus (Note 10)	36,034,481	38,164,138
Accumulated other comprehensive loss	(49,372,686)	(50,137,421)
Deficit	(71,268,578)	(72,037,312)
Total equity	125,229,056	126,650,478
Total liabilities and equity	$132,022,738	$132,109,513

Reporting entity and going concern (Note 1)
Subsequent event (Note 13)

Approved by the Board of Directors on August 9, 2019:

“DAVID ARGYLE”, Director

“CARMEL DANIELE”, Director

See accompanying notes to the condensed consolidated interim financial statements

Brazil Potash Corp.
Condensed Consolidated Interim Statements of Loss and Comprehensive Loss
(Expressed in U.S. dollars)
(unaudited)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018

Expenses
Consulting and management fees	$521,056	$691,326	$1,170,088	$1,455,511
Professional fees	156,441	302,882	174,807	311,467
General office expenses	33,406	46,613	77,578	79,456
Share-based compensation (Note 8)	40,276	340,895	(36,740)	684,373
Travel expenses	511,670	90,392	701,277	251,656
Communications and promotions	5,072	6,073	11,749	11,228
Gain on disposal of fixed assets	(729)	(9,555)	(729)	(9,555)
Foreign exchange loss (gain)	27,990	(1,047)	34,627	(791)
Insurance proceeds (Note 12)	-	(189,649)	-	(189,649)

Operating Loss	1,295,182	1,277,930	2,132,657	2,593,696

Finance costs (Note 7)	2,497	85,278	2,497	85,278
Other income	-	-	(10,084)	-
Finance income (Note 3)	(87)	(1,613)	(696)	(20,566)
Loss for the period before income taxes	1,297,592	1,361,595	2,124,374	2,658,408
Income taxes	35,564	11,426	79,781	116,145
Loss for the period	$1,333,156	$1,373,021	$2,204,155	$2,774,553

Other comprehensive (income) loss:
Foreign currency translation	(1,271,175)	11,839,756	(764,735)	12,349,621
Total comprehensive loss for the period	$61,981	$13,212,777	$1,439,420	$15,124,174

Basic and diluted loss per share	$0.01	$0.01	$0.02	$0.02
Weighted average number of common shares outstanding - basic and diluted	127,162,162	122,412,162	127,162,162	122,412,162

See accompanying notes to the condensed consolidated interim financial statements

Brazil Potash Corp.
Condensed Consolidated Interim Statement of Changes in Equity
(Expressed in U.S. dollars)
(unaudited)

				Contributed	Accumulated Other Comprehensive	Accumulated	Shareholders'
	Common Shares		Warrants	Surplus	Income (Loss)	Deficit	Equity
	#
Balance, December 31, 2017	122,412,162	$168,305,585	$25,143,388	$35,709,774	$(37,399,835)	$(54,656,137)	$137,102,775

Share-based compensation (Note 8)	-	-	-	33,540	-	-	33,540
Deferred share units	-	-	-	765,014	-	-	765,014
Net (loss) and comprehensive (loss) for the period	-	-	-	-	(12,349,621)	(2,774,553)	(15,124,174)

Balance, June 30, 2018	122,412,162	168,305,585	25,143,388	36,508,328	(49,749,456)	(57,430,690)	122,777,155

Balance, December 31, 2018	127,162,162	186,120,585	24,540,488	38,164,138	(50,137,421)	(72,037,312)	126,650,478

Deferred share units (Note 8)	-	-	-	17,998	-	-	17,998
Option expiry (Note 8)	-	-	-	(1,314,323)	-	1,314,323	-
DSU cancellation	-	-	-	(833,332)	-	833,332	-
Warrant expiry (Note 9)	-	-	(825,234)		-	825,234	-
Net (loss) and comprehensive income for the period	-	-	-	-	764,735	(2,204,155)	(1,439,420)

Balance, June 30, 2019	127,162,162	186,120,585	23,715,254	36,034,481	(49,372,686)	(71,268,578)	125,229,056

See accompanying notes to the condensed consolidated interim financial statements

Brazil Potash Corp.
Condensed Consolidated Interim Statement of Cash Flows
(Expressed in U.S. dollars)
(unaudited)

	Six months ended	Six months ended
	June 30, 2019	June 30, 2018
	$	$
CASH FLOWS FROM
OPERATING ACTIVITIES
Loss for the period before taxes	(2,124,374)	(2,658,408)
Adjustment for:
Finance Income (Note 3)	(696)	(20,566)
Finance costs	2,497	85,278
Share-based compensation (Note 8)	(36,740)	684,373
Fixed asset disposal	(729)	(9,555)
	(2,160,042)	(1,918,878)
Change in amounts receivable	7,238	(36,114)
Change in prepaid expenses	19,487	27,224
Change in trade payables and accrued liabilities	1,780,106	543,503

Net cash used in operating activities	(353,211)	(1,384,265)

CASH FLOWS FROM
FINANCING ACTIVITIES
Loan proceeds, net of fees and interest (Note 7)	370,283	900,000
Net cash from financing activities	370,283	900,000

CASH FLOWS FROM
INVESTING ACTIVITIES
Acquisition of property and equipment (Note 4)	(497)	(1,211)
Proceeds from disposal of fixed assets	1,950	22,540
Exploration and evaluation assets	(1,215,138)	(1,389,601)
Change in accounts payable attributable to exploration and evaluation assets	(932,994)	(1,374,001)
Finance income	696	20,566
Net cash used in investing activities	(2,145,983)	(2,721,707)

Effect of exchange rate changes on cash and cash equivalents	(71,308)	(187,405)
NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,200,219)	(3,393,377)

CASH AND CASH EQUIVALENTS, beginning of period	2,278,641	4,335,002

CASH AND CASH EQUIVALENTS, end of period	78,422	941,625

SUPPLEMENTAL INFORMATION:
Amortization of assets deferred to exploration and evaluation assets	10,895	12,708
Share-based compensation included in exploration and evaluation assets	54,738	114,181

See accompanying notes to the condensed consolidated interim financial statements

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

1.	Reporting entity

Brazil Potash Corp. (the “Company”) was incorporated under the laws of the Province of Ontario, Canada by Articles of Incorporation on October 10, 2006. The Company remained inactive until June 16, 2009. On June 18, 2009, the Company’s subsidiary Potassio do Brasil Ltda. (the “Subsidiary”) was incorporated. The principal activity of Brazil Potash Corp. is the exploration and development of potash properties in Brazil. The Company’s head office is located at 65 Queen Street West, 8th floor, Toronto, Ontario, M5H 2M5, Canada.

The condensed consolidated interim financial statements include the financial statements of the Company and its subsidiaries that are listed in the following table:

		% Ownership
	Country of incorporation	June 30, 2019	December 31, 2018

Potassio do Brasil Ltda.	Brazil	100%	100%

Going Concern

The preparation of the condensed consolidated interim financial statements requires an assessment on the validity of the going concern assumption. The validity of the going concern concept is dependent on finance being available for the continuing working capital requirements of the Company and finance for the development of the Company's projects becoming available. Based on the assumptions that such finance will become available, the directors believe that the going concern basis is appropriate for these accounts. Should the going concern basis not be appropriate, adjustments would have to be made to reduce the value of the Company's assets, in particular the intangible assets, to their realizable values.

The Company incurred a loss of $2,204,155 for the six months ended June 30, 2019 and had an accumulated deficit of $71,268,578 and a working capital deficiency of $4,234,520 as at June 30, 2019 (including cash of $78,422).

The Company has a need for equity capital and financing for working capital and exploration and development of its properties. Because of continuing operating losses, the Company's continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations and during the year ended December 31, 2018 and the six months ended June 30, 2019 (see Note 7), entered into loan agreements to fund operating expenses however, there is no assurance that further funds will be available on terms acceptable to the Company and may raise significant doubt as to the Company’s ability to continue to operate as a going concern.

On the basis that additional funding as outlined above will be received when required, the directors are satisfied that it is appropriate to continue to prepare the consolidated financial statements of the Company on the going concern basis. The consolidated financial statements do not include any adjustment to the carrying amount, or classification of assets and liabilities, if the Company was unable to continue as a going concern.

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

2.	Basis of preparation

a)	Statement of compliance:

The condensed consolidated interim financial statements are in compliance with IAS 34, Interim Financial Reporting. Accordingly, certain information and disclosures normally included in annual financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), have been omitted or condensed. These condensed consolidated interim financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2018.

The condensed consolidated interim financial statements were authorized for issue by the Board of Directors on August 9, 2019.

b)	Significant accounting policies:

The unaudited condensed consolidated interim financial statements (“interim financial statements”) were prepared using the same accounting policies and methods as those used in the Company’s consolidated financial statements for the year ended December 31, 2018, except for the adoption of the following new standards and amendments issued by the IASB that were effective as of January 1, 2019.

IFRS 16, Leases (“IFRS 16”) was issued in January 2016. It replaces the previous leases Standard, IAS 17 Leases, and related Interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases. It eliminates the current dual accounting model for lessees, which distinguishes between on-balance sheet finance leases and off-balance sheet operating leases. Instead, there is a single, on-balance sheet accounting model that is similar to current finance lease accounting. IFRS 16 is effective from January 1, 2019. There was no impact on the Company’s condensed consolidated interim financial statements upon adoption of IFRS 16 on January 1, 2019.

Standards issued but not yet effective

IAS 1, Presentation of Financial Statements (“IAS 1”) and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”) were amended in October 2018 to refine the definition of materiality and clarify its characteristics.  The revised definition focuses on the idea that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. Earlier adoption is permitted.
3. Finance income and expenses

Six months ended June 30,	2019	2018
Finance income:
Interest on bank deposits	$-	$(4,091)
Interest on short-term deposits	(696)	(16,475)
	$(696)	$(20,566)

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

4. Property and equipment

	Vehicles	Office equipment	Furniture and fixtures	Other exploration equipment	Land rights	Total
Cost:

At December 31, 2018	$66,418	$100,863	$48,083	$12,227	$1,233,874	$1,461,465
Effect of foreign exchange	738	1,111	513	-	13,716	16,078
Additions	-	497	-	-	-	497
Disposals and adjustments	-	(3,439)	(4,377)	-	-	(7,816)

At June 30, 2019	$67,156	$99,032	$44,219	$12,227	$1,247,590	$1,470,224

Depreciation:

At December 31, 2018	$60,857	$84,942	$33,180	$12,227	$-	$191,206
Effect of foreign exchange	696	945	358	-	-	1,999
Depreciation charge for the period	5,444	3,180	2,271	-	-	10,895

At June 30, 2019	$66,997	$86,014	$32,268	$12,227	$-	$197,506

Net book value:
At June 30, 2019	$159	$13,018	$11,951	$-	$1,247,590	$1,272,718
At December 31, 2018	$5,561	$15,921	$14,903	$-	$1,233,874	$1,270,259

Cost:

At December 31, 2017	$108,966	$131,881	$55,615	$12,227	$1,445,300	$1,753,989
Effect of foreign exchange	(14,346)	(17,521)	(8,085)	-	(211,426)	(251,378)
Additions	-	889	553	-	-	1,442
Disposals and adjustments	(28,202)	(14,386)	-	-	-	(42,588)

At December 31, 2018	$66,418	$100,863	$48,083	$12,227	$1,233,874	$1,461,465

Depreciation:

At December 31, 2017	$77,326	$105,320	$33,337	$12,227	$-	$228,210
Effect of foreign exchange	(11,001)	(14,040)	(5,073)	-	-	(30,114)
Depreciation charge for the period	11,453	7,155	4,916	-	-	23,524
Disposals and adjustments	(16,921)	(13,493)	-	-	-	(30,414)

At December 31, 2018	$60,857	$84,942	$33,180	$12,227	$-	$191,206

Net book value:
At December 31, 2018	$5,561	$15,921	$14,903	$-	$1,233,874	$1,270,259
At December 31, 2017	$31,640	$26,561	$22,278	$-	$1,445,300	$1,525,779

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

5. Exploration and evaluation assets

Expenditures:	Six months ended June 30, 2019	Year ended December 31, 2018

Balance, beginning of period	$128,257,742	$136,436,830

Additions:
Mineral rights and land fees	(2,169)	1,038,427
Additions to exploration and evaluation assets	1,282,940	3,605,088
Effect of foreign exchange	856,120	(12,822,603)

Balance, end of period	$130,394,633	$128,257,742

6.	Trade payables and accrued liabilities

	June 30, 2019	December 31, 2018

Trade payables	$2,869,687	$1,897,598
Current portion of land fee installments	222,769	239,928
Accruals	1,124,671	1,072,730
Current	$4,217,127	$3,210,256

Long-term portion of land fee installments	$328,606	$473,411

During the year ended December 31, 2017, the Company entered into an installment program with the National Mining Agency (“ANM”) for the payment of its mineral rights and land fees. The installment program allows for the payment of outstanding land fees on a monthly basis over a period of five years. The Company accrued interest charges and penalties of R$432,286 ($136,127) in connection with the consolidation of its outstanding fees under the program. In addition, each installment is charged interest at the rate posted by the Special Settlement and Custody System (“SELIC”) until the month prior to payment plus 1% in the month of payment. Any monthly installments not paid by the due date will incur additional fines of 0.33% per day up to a maximum of 20%. Failure to pay two consecutive monthly instalments will result in the cancellation of the instalment plan. As at June 30, 2019, the present value of the expected payments was $551,375 (R$2,112,979).

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

7.	Loans payable

	June 30, 2019	December 31, 2018

Aberdeen International Inc. (1)	$154,924	$-
Sulliden Mining Capital Inc. (2)	217,856	-

Total loans payable	$372,780	$-

  (1) Stan Bharti (a director of the Company) is a director and officer of Aberdeen and Ryan Ptolemy (an officer of the Company) is an officer of Aberdeen.
  (2) Stan Bharti (a director of the Company) is an officer and director of Sulliden.

On May 27, 2019, the Company entered into a loan agreement with Aberdeen International Inc. (“Aberdeen”). Pursuant to the terms of the loan agreement, Aberdeen agreed to loan the Company $153,283. The loan accrues interest at a rate of 12.0% per annum. The principal plus interest accrued is due and payable no later than six months from May 27, 2019.

On May 15, 2019, the Company entered into a loan agreement with Sulliden Mining Capital Inc. (“Sulliden”). Pursuant to the terms of the loan agreement, Sulliden agreed to loan the Company up to $450,000 (the “Principal”). The loan accrues interest at a rate of 12.0% per annum. Principal and accrued interest is payable no later than 60 days from May 15, 2019. The Company drew down $217,000 on the Principal during the six months ended June 30, 2019.

8. Share-based payments

Option plan:

The Company has an incentive share option plan (“the Plan”) whereby the Company may grant to directors, officers, employees and consultants options to purchase shares of the Company. The Plan provides for the issuance of share options to acquire up to 10% of the Company's issued and outstanding capital at the date of grant. The Plan is a rolling plan, as the number of shares reserved for issuance pursuant to the grant of stock options will increase as the Company's issued and outstanding share capital increases. Options granted under the Plan will be for a term not to exceed five years.

The plan provides that it is solely within the discretion of the Board to determine who would receive share options and in what amounts. In no case (calculated at the time of grant) shall the plan result in:

-	the number of options granted in a twelve-month period to any one consultant exceeding 2% of the issued shares of the Company;
-	the aggregate number of options granted in a twelve-month period to any one optionee exceeding 5% of the outstanding shares of the Company; and
-
the number of options granted in a twelve-month period to employees and management company employees undertaking investor relations activities exceeding in aggregate 2% of the issued shares of the Company.

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

8. Share-based payments (continued)

Option plan (continued):

Share option transactions during the period were as follows:

	Six months ended June 30, 2019		Year ended December 31, 2018
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Balance, beginning of period	9,890,500	$1.99	11,050,500	$2.08
Granted	-	-	4,750,000	1.00
Exercised	-	-	(4,750,000)	1.00
Cancelled	(695,000)	2.40	(1,160,000)	2.91

Balance, end of period	9,195,500	$1.95	9,890,500	$1.99

No options were granted during the six months ended June 30, 2019 or the six months ended June 30, 2018. During the six months ended June 30, 2019, options granted during the year ended December 31, 2016, vested with a total value of $nil (six months ended June 30, 2018 - $33,540).

At June 30, 2019, outstanding options to acquire common shares of the Company were as follows:

Date of expiry	Options Outstanding	Options Exerciseable	Exercise Price	Grant date fair value vested

July 27, 2019	375,000	375,000	$1.00	544,074
July 27, 2019	510,000	510,000	$2.50	1,203,107
July 27, 2019	70,000	70,000	$2.50	117,996
November 25, 2019	200,000	200,000	$2.50	403,300
September 23, 2020	2,975,000	2,975,000	$1.00	4,316,322
September 23, 2020	3,717,500	3,717,500	$2.50	8,769,710
July 22, 2020	1,348,000	1,348,000	$2.50	2,272,197

	9,195,500	9,195,500		$17,626,706

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

8. Share-based payments (continued)

Deferred share units plan (“DSU”):

The Company has a DSU plan that provides for the grant of DSUs to employees, officers or directors of the Company. The Plan allows the Company the ability to issue one common share from treasury for each DSU held on the date upon which the participant ceases to be a director, officer or employee of the corporation. The maximum number of Common Shares available for issuance under the DSU plan may not exceed 5% of the fully diluted issued share capital of the Company at any time.

The 6,700,000 DSUs granted during the year ended December 31, 2015 had the following vesting conditions:

(i)	As to one-third of the DSUs, vesting shall occur immediately;
(ii)
As to the second one-third, upon the later of (a) completion by the Company of a pre-feasibility study or feasibility study; and (b) receipt by the Company of the preliminary license for the project; and

(iii)	As to the final one third of the DSUs, upon the Company completing arrangements for project construction financing, as detailed in the pre-feasibility study or feasibility study for the project.

Of the 6,700,000 DSUs granted, 4,133,334 DSUs have vested, 500,000 were cancelled and 2,066,666 of the DSUs are expected to vest in Q1 2020, with an estimated 100% probability of vesting. The estimated fair value of the DSUs at the date of grant is amortized over the vesting period. During the six months ended June 30, 2019, the Company recognized an expense of $17,998 related to this amortization (six months ended June 30, 2018 - $765,014) of which, an expense of $54,738 (June 30, 2018 - $114,181) was capitalized to exploration and evaluation assets, with the remaining recovery of $36,740 (six months ended June 30, 2018 – expense of $650,833) charged to the statement of loss. The recovery related to the cancellation of unvested DSUs. The fair value of the DSUs at grant date were valued using an estimated market price of $2.50.

On July 25, 2017, the Company granted an additional 1,000,000 DSUs. The DSUs vested immediately. The fair value of the DSUs at the date of grant was valued using an estimated market price of $3.75.

9. Warrants

At June 30, 2019, outstanding warrants to acquire common shares of the Company were as follows:

Number of warrants	Exercise price $	Expiry Date

1,147,500	1.00	*
10,178,000	2.50	January 15, 2020
100,000	2.50	January 15, 2020
11,918,000	2.50	January 15, 2020

23,343,500	2.43

*On September 11, 2009, the Company issued 1,147,500 broker warrants in connection with a private placement financing. These warrants are exercisable for up to twelve months from the date the Company begins trading on a public exchange.

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

9. Warrants (continued)

Warrant transactions during the period were as follows:

	Six months ended June 30, 2019			Year ended December 31, 2018
	Number of warrants	Weighted average exercise price	Grant date fair value	Number of warrants	Weighted average exercise price	Grant date fair value

Balance, beginning of period	24,426,833	$2.53	$24,540,488	25,010,166	$2.53	$25,143,388
Expired	(1,083,333)	4.00	(825,234)	(583,333)	4.00	(602,900)

Balance, end of period	23,343,500	$2.43	$23,715,254	24,426,833	$2.53	$24,540,488

10.            Contributed Surplus

Contributed surplus activity during the period was as follows:
	Six months ended June 30, 2019		Year ended December 31, 2018

	Number of shares	Stated Value	Number of shares	Stated Value $

Common shares

Balance, beginning of year	127,162,162	186,120,585	122,412,162	168,305,585

Private placement amendment	-	-	-	-
Private placement	-	-	-	-
Option exercise	-	-	4,750,000	4,750,000
Option exercise - option valuation	-	-	-	13,065,000
Share issue costs	-	-	-	-

Balance, end of year	127,162,162	186,120,585	127,162,162	186,120,585

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

11.            Related Party Disclosures

(a)	Key management personnel compensation

In addition to their contracted fees, directors and executive officers also participate in the Company’s Share option program and DSU plan. Certain executive officers are subject to a mutual termination notice ranging from one to twelve months. Key management personnel compensation comprised:

	Six months ended June 30, 2019	Six months ended June 30, 2018
Directors & officers compensation	$860,269	$1,241,845
Share-based payments	7,050	742,178
	$867,319	$1,984,023

Included in the above amounts, is $289,998 (June 30, 2018 - $289,998) paid or accrued according to a contract for business and operational consulting services with Forbes & Manhattan, Inc., a company for which Mr. Stan Bharti (a director of Brazil Potash Corp.) is the Executive Chairman and Mr. Matt Simpson (CEO of Brazil Potash Corp.) is the Chief Executive Officer.

During the six months ended June 30, 2019, the Company recorded an expense of $7,050 (June 30, 2018 – expense of $742,178) in share-based compensation related to the amortization of the estimated fair value of DSUs granted to directors and officers of the Company in 2015. As at June 30, 2019, 6,500,000 DSUs were granted to officers and directors of the Company of which 4,000,001 have vested and 500,000 were cancelled (See Note 7).

(a)	Transactions with other related parties

Accounts payable and accrued liabilities includes an amount of $25,934 (December 31, 2018 - $3,570) owing to Falcon Metais Ltda. (“Falcon”). Helio Diniz, an officer of the Company, is an officer of Falcon.

As at June 30, 2019, trade payables and accrued liabilities included an amount of $2,472,699 (December 31, 2018 - $1,407,166) owing to directors and officers of the Company for consulting fees.

Amounts receivable includes an amount of $nil (December 31, 2018 - $67,717) owing from Aberdeen International Inc. (“Aberdeen”). Stan Bharti (a director of the Company) is a director and officer of Aberdeen and Ryan Ptolemy (an officer of the Company) is an officer of Aberdeen.

See Note 7 for the terms of related party loans.

These transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

12.            Commitments and contingencies

The Company is party to certain management contracts. These contracts require payments of approximately $8,719,000 to directors, officers and consultants of the Company upon the occurrence of a change in control of the Company; as such term is defined by each respective consulting agreement. The Company is also committed to payments upon termination of approximately $1,294,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

Brazil Potash Corp.
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2019 and 2018

12.            Commitments and contingencies (continued)

The Federal Prosecutor (MPF) in Brazil has filed civil and criminal lawsuits against the Company’s Subsidiary and one of its officers alleging one drill hole was executed without the proper licenses. The Company intends to defend the matter vigorously as it believes the claims are without merit. On June 28, 2018, the MPF requested an acquittal on the criminal lawsuit and the Company and its officer agreed to pay fines of R$45,000 ($13,131). During the six months ended June 30, 2018, the Company received insurance proceeds of R$650,000 ($189,649) to offset legal defense fees incurred of $289,655 included in professional fees in the statement of loss.

13.            Subsequent events

On July 2, 2019, the Company closed a private placement financing issuing 400,000 common shares of the Company at a price of $3.75 per share for gross proceeds of $1,500,000.

PART III – EXHIBITS

Exhibit No.	Description
2.1+	Certificate of Incorporation of Brazil Potash Corp.
2.2+	Bylaws of Brazil Potash Corp.
3.1+	Form of Warrant Certificate
3.2+	Form of Stock Option Agreement
4.1+	Form of Reg A Subscription Agreement
6.1+	Consulting Agreement dated July 1, 2009 between Brazil Potash Corps. And Gower Exploration Consulting Inc.
6.2+	Amended Consulting Agreement dated February 1, 2015 between Brazil Potash Corps. And Gower Exploration Consulting Inc.
6.3+	Consulting Agreement dated January 1, 2014 between Brazil Potash Corp. and Neil Said
6.4+	Consulting Agreement dated October 3, 2014 between Brazil Potash Corp. and Ryan Ptolemy
6.5+	Consulting Agreement dated February 1, 2015 between Brazil Potash Corp. and Iron Strike Inc.
6.6+	Translated Consulting Agreement dated November 17, 2014 between Potassio Do Brasil LTDA and Jacome Gestao de Projetos LTDA
6.7+	Consulting Agreement dated June 1, 2017 between Brazil Potash Corp. and Jacome Gestao de Projetos LTDA
6.8+	Amended Consulting Agreement dated March 15, 2019 between Brazil Potash Corp. and Jacome Gestao de Projetos LTDA
6.9+	Consulting Agreement dated October 1, 2009 between Brazil Potash Corp. and Forbes & Manhattan, Inc.
6.10+	First Amended Consulting Agreement dated September 1, 2011 between Brazil Potash Corp. and Forbes & Manhattan, Inc.
6.11+	Second Amended Consulting Agreement dated February 1, 2015 between Brazil Potash Corp. and Forbes & Manhattan, Inc.
6.12+	Loan Agreement – Sentient Global Resources dated October 29, 2019
6.13+	Broker-Dealer Agreement dated January 17, 2020 between Brazil Potash Corp. and Dalmore Group, LLC.
6.14+	Deferred Share Unit Plan
10.1	Power of attorney (included on signature page hereto)
11.1*	Consent of the Auditors
11.2+	Consent of the Geologist - Worley
11.3+	Consent of the Geologist - Ercosplan
12.1+	Opinion of Issuer Counsel
13.1*	“Testing the Waters” Material
14.1+	Appointment of Agent for Service of Process this is Form F-X

* To be Filed by Amendment
+ Filed Herewith

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, on March 17, 2020.

BRAZIL POTASH CORP.

By:	/s/Matthew Simpson
Name: Matthew Simpson
Title: Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Simpson and Ryan Ptolemy, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Matthew Simpson	Date: March 17, 2020
Name: Matthew Simpson Title: Chief Executive Officer and Director (Principal Executive Officer)

/s/Ryan Ptolemy	Date: March 17, 2020
Name: Ryan Ptolemy Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/Stan Bharti	Date: March 17, 2020
Name: Stan Bharti Title: Chairman

/s/David Argyle	Date: March 17, 2020
Name: David Argyle Title: Director

/s/David Gower	Date: March 17, 2020
Name: David Gower Title: Director

/s/Andrew Pullar	Date: March 17, 2020
Name: Andrew Pullar Title: Director

/s/Pierre Pettigrew	Date: March 17, 2020
Name: Pierre Pettigrew Title: Director

/s/Carmel Daniele	Date: March 17, 2020
Name: Carmel Daniele Title: Director